                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON D.C. 20549
                            ------------------------

                            SCHEDULE 14A INFORMATION

                  PROXY STATEMENT PURSUANT TO SECTION 14(A) OF
                      THE SECURITIES EXCHANGE ACT OF 1934
                            ------------------------

Filed by the Registrant /X/
Filed by a Party other than the Registrant / /

Check the appropriate box:
/ /        Preliminary Proxy Statement
/ /        Confidential, for use of the Commission only (as permitted by Rule 14a-6(e)(2))
/X/        Definitive Proxy Statement
/ /        Definitive Additional Materials
/ /        Soliciting Material Pursuant to Rule 14a-12

                 HEXCEL CORPORATION
-----------------------------------------------------------------------
           (Name of Registrant as Specified In Its Charter)

Payment of Filing Fee (Check the appropriate box):

/X/        No fee required
/ /        Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
           and 0-11.
           (1)  Title of each class of securities to which transaction applies:
                ----------------------------------------------------------
           (2)  Aggregate number of securities to which transaction
                applies:
                ----------------------------------------------------------
           (3)  Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
                ----------------------------------------------------------
           (4)  Proposed maximum aggregate value of transaction:
                ----------------------------------------------------------
           (5)  Total fee paid:
                ----------------------------------------------------------

/ /        Fee paid previously with preliminary materials.

/ /        Check box if any part of the fee is offset as provided by
           Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or
           schedule and the date of its filing.
           (1)  Amount Previously Paid:
                ----------------------------------------------------------
           (2)  Form, Schedule or Registration Statement No.:
                ----------------------------------------------------------
           (3)  Filing Party:
                ----------------------------------------------------------
           (4)  Date Filed:
                ----------------------------------------------------------

[LOGO]

                               HEXCEL CORPORATION
                               TWO STAMFORD PLAZA
                             281 TRESSER BOULEVARD
                        STAMFORD, CONNECTICUT 06901-3238
                                 --------------
                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD ON MAY 11, 2000
                                 --------------

To the Stockholders of Hexcel Corporation:

    NOTICE IS HEREBY GIVEN that an Annual Meeting of Stockholders (the "Annual Meeting") of Hexcel Corporation, a Delaware corporation ("Hexcel"), will be held at the Marriott Hotel, Two Stamford Forum, Stamford, Connecticut, on May 11, 2000 at 10:30 a.m., local time, for the following purposes:

        1. To elect ten individuals (Robert S. Evans, Marshall S. Geller, Walter
    D. Hosp, Harold E. Kinne, John J. Lee, John J. McGraw, Martin Riediker, Lewis Rubin, Stanley Sherman and Martin L. Solomon) to Hexcel's Board of Directors to serve as directors until the next annual meeting of stockholders and until their successors are duly elected and qualified;

        2. To approve and adopt Hexcel's Incentive Stock Plan as amended and restated as of February 3, 2000;

        3. To approve and adopt Hexcel's Management Stock Purchase Plan as amended and restated as of February 3, 2000; and

        4. To transact such other business as may properly come before the Annual Meeting and any adjournment or postponement thereof.

    Hexcel's Board of Directors (the "Board of Directors") has fixed the close of business on March 13, 2000 as the record date (the "Record Date") for the determination of the stockholders entitled to notice of and to vote at the Annual Meeting. Accordingly, only holders of record of Hexcel common stock at the close of business on the Record Date shall be entitled to vote at the Annual Meeting, either by proxy or in person. A list of such stockholders will be available for inspection at the offices of Hexcel at least 10 days prior to the Annual Meeting and will also be available for inspection at the Annual Meeting. Each share of Hexcel common stock is entitled to one vote on each matter to be acted upon or which may properly come before the Annual Meeting.

    The enclosed proxy is solicited by the Board of Directors. Reference is made to the attached Proxy Statement for further information with respect to the business to be transacted at the Annual Meeting.

    Whether or not you plan to attend the Annual Meeting, please complete, sign and date the enclosed proxy card and return it promptly using the enclosed pre-addressed, postage-paid, return envelope. If you attend the Annual Meeting, you may vote in person if you wish, even if you have previously returned your proxy card. Your prompt attention is appreciated.

                                          By order of the Board of Directors

                                          [LOGO]

                                          Ira J. Krakower

                                          Senior Vice President, General Counsel
                                          and Secretary

Dated: March 31, 2000

           YOUR VOTE IS IMPORTANT. PLEASE SIGN, DATE AND COMPLETE THE ENCLOSED PROXY CARD AND RETURN IT PROMPTLY IN THE ENCLOSED
                  PRE-ADDRESSED, POSTAGE-PAID RETURN ENVELOPE.

[LOGO]

                               HEXCEL CORPORATION

                               TWO STAMFORD PLAZA
                             281 TRESSER BOULEVARD
                        STAMFORD, CONNECTICUT 06901-3238

                            ------------------------

                                PROXY STATEMENT

                             ---------------------

                         ANNUAL MEETING OF STOCKHOLDERS

                           TO BE HELD ON MAY 11, 2000

                            ------------------------

    This Proxy Statement is being furnished to the stockholders of Hexcel Corporation, a Delaware corporation ("Hexcel"), in connection with the solicitation of proxies by Hexcel's Board of Directors (the "Board of Directors") for use at the Annual Meeting of Stockholders of Hexcel to be held at the Marriott Hotel, Two Stamford Forum, Stamford, Connecticut, on May 11, 2000 at 10:30 a.m., local time, and at any adjournment or postponement thereof (the "Annual Meeting"). At the Annual Meeting, stockholders will be asked to consider and vote on (i) the election of ten individuals (Robert S. Evans, Marshall S. Geller, Walter D. Hosp, Harold E. Kinne, John J. Lee, John J. McGraw, Martin Riediker, Lewis Rubin, Stanley Sherman and Martin L. Solomon) to the Board of Directors; (ii) the approval and adoption of Hexcel's Incentive Stock Plan as amended and restated as of February 3, 2000 (as so amended, the "Incentive Stock Plan"); (iii) the approval and adoption of Hexcel's Management Stock Purchase Plan as amended and restated as of February 3, 2000 (as so amended, the "Management Stock Purchase Plan"); and (iv) such other matters as may properly come before the Annual Meeting.

    The Board of Directors does not intend to bring any matter before the Annual Meeting except as specifically indicated in the attached notice, nor does the Board of Directors know of any matters which anyone else proposes to present for action at the Annual Meeting. The persons named on the enclosed proxy card, or their duly constituted substitutes acting at the Annual Meeting, will be authorized to vote or otherwise act thereon at their discretion and in accordance with their judgment on such matters.

    This Proxy Statement and the accompanying proxy card are first being mailed to stockholders of Hexcel on or about March 31, 2000. The date of this Proxy Statement is March 31, 2000.

    No person has been authorized to give any information or to make any representation other than those contained in this Proxy Statement in connection with the solicitation of proxies made hereby and, if given or made, such information or representation must not be relied upon as having been authorized by Hexcel or any other person. The delivery of this Proxy Statement shall not under any circumstances create an implication that there has been no change in the affairs of Hexcel since the date hereof or that the information herein is correct as of any time subsequent to the date hereof.

                               TABLE OF CONTENTS

                                                                PAGE
                                                              --------
THE MEETING.................................................       3
  General...................................................       3
  Matters to be Considered at the Meeting...................       3
  Record Date; Voting Rights................................       3
  Proxies...................................................       4
  Recommendations of the Board of Directors.................       4
ELECTION OF DIRECTORS.......................................       4
  Information Regarding the Directors.......................       6
  Meetings and Standing Committees of the Board of
  Directors.................................................       8
EXECUTIVE OFFICERS..........................................       9
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND
  MANAGEMENT................................................      11
  Stock Beneficially Owned by Principal Stockholders........      11
  Stock Beneficially Owned by Directors and Officers........      12
EXECUTIVE COMPENSATION......................................      13
  Summary Compensation Table................................      13
  Stock Options.............................................      15
  Deferred Compensation.....................................      16
  Employment and Other Agreements...........................      17
  Compensation Committee Report on Executive Compensation...      20
  Compensation Committee Interlocks and Insider
  Participation.............................................      23
  Compensation of Directors.................................      23
PERFORMANCE GRAPH...........................................      25
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS..............      26
STOCK BASED INCENTIVE PLANS.................................      32
THE INCENTIVE STOCK PLAN....................................      32
  General...................................................      32
  Description of the Principal Features of the Plan.........      32
  Certain Federal Income Tax Consequences...................      33
  Plan Benefits.............................................      35
THE MANAGEMENT STOCK PURCHASE PLAN..........................      35
  General...................................................      35
  Description of the Principal Features of the Plan.........      35
  Certain Federal Income Tax Consequences...................      37
  Plan Benefits.............................................      37
SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE.....      37
OTHER MATTERS...............................................      37
STOCKHOLDER PROPOSALS.......................................      38
INDEPENDENT AUDITORS........................................      38
ANNUAL REPORT...............................................      38

ANNEX A--FORM OF INCENTIVE STOCK PLAN OF HEXCEL (TO TAKE
    EFFECT RETROACTIVELY ON FEBRUARY 3, 2000 IF THE AMENDED
    AND RESTATED INCENTIVE STOCK PLAN IS APPROVED AND
    ADOPTED BY HEXCEL'S STOCKHOLDERS).......................     A-1

ANNEX B--FORM OF MANAGEMENT STOCK PURCHASE PLAN OF HEXCEL
    (TO TAKE EFFECT RETROACTIVELY ON FEBRUARY 3, 2000 IF THE
    MANAGEMENT STOCK PURCHASE PLAN IS APPROVED AND ADOPTED
    BY HEXCEL'S STOCKHOLDERS)...............................     B-1

                                  THE MEETING

GENERAL

    This Proxy Statement is being furnished to stockholders of Hexcel in connection with the solicitation of proxies by the Board of Directors of Hexcel for use at the Annual Meeting to be held at the Marriott Hotel, Two Stamford Forum, Stamford, Connecticut, on May 11, 2000 at 10:30 a.m., local time, and at any adjournment or postponement thereof. Each copy of this Proxy Statement is accompanied by a proxy card for use at the Annual Meeting.

MATTERS TO BE CONSIDERED AT THE MEETING

    At the Annual Meeting, holders of Hexcel's common stock, par value $0.01 per share ("Hexcel Common") will vote upon (i) the election of ten individuals to the Board of Directors; (ii) the approval and adoption of the Incentive Stock Plan; (iii) the approval and adoption of the Management Stock Purchase Plan; and
(iv) such other matters as may properly be brought before the Annual Meeting and any adjournment or postponement thereof.

RECORD DATE; VOTING RIGHTS

    The Board of Directors of Hexcel has fixed the close of business on March 13, 2000 as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting (the "Record Date"). This Proxy Statement and the enclosed proxy card are being mailed on or about March 31, 2000 to holders of record of Hexcel Common on the Record Date. On the Record Date, there were 36,607,842 shares of Hexcel Common outstanding held by 1,686 stockholders of record.

    The presence, either in person or by proxy, of the holders of a majority of the outstanding shares of Hexcel Common entitled to vote at the Annual Meeting is necessary to constitute a quorum at the Annual Meeting. The election of directors requires a plurality of the votes cast in person or by proxy at the Annual Meeting. Approval and adoption of the Incentive Stock Plan and the Management Stock Purchase Plan requires the affirmative vote of a majority of the votes present in person or represented by proxy and entitled to vote at the Annual Meeting.

    Under the rules of the New York Stock Exchange, brokers who hold shares in "street name" have the authority to vote on certain matters when they do not receive instructions from beneficial owners. Brokers that do not receive instructions are entitled to vote on the election of directors. Under applicable Delaware law, in determining whether the proposal to elect directors has received the requisite vote, abstentions and broker non-votes will be disregarded and will have no effect on the outcome of the vote.

    With respect to the proposals to approve and adopt the Incentive Stock Plan and the Management Stock Purchase Plan, brokers may not vote shares held for customers without specific instructions from such customers. In determining whether the proposals to approve and adopt the Incentive Stock Plan and the Management Stock Purchase Plan have received the requisite number of affirmative votes, abstentions will be counted and will have the same effect as a vote against the proposals; broker non-votes will be disregarded and will have no effect on the outcome of the votes.

    Under the terms of a Governance Agreement dated as of February 29, 1996, between Hexcel and Ciba-Geigy Limited ("CGL"), as amended in accordance with the Hexcel Consent Letter (as defined below) (the "Governance Agreement"), Ciba Specialty Chemicals Holding Inc. ("Ciba"), which currently beneficially holds 49.3% of the issued and outstanding Hexcel Common, is subject to certain voting restrictions with respect to the shares of Hexcel Common held by it. See "CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS." In accordance with the terms of the Governance Agreement, Ciba has indicated that it will vote its shares of Hexcel Common in favor of each of the nominees for election to the Board of Directors and for the approval and adoption of the Incentive Stock Plan and the Management Stock Purchase Plan.

PROXIES

    All shares of Hexcel Common which are entitled to vote and are represented at the Annual Meeting by properly executed proxies received prior to or at the Annual Meeting, and not revoked, will be voted at such Annual Meeting in accordance with the instructions indicated on such proxies. If no instructions are indicated, such proxies will be voted as follows:

    FOR  the election of each of the nominees to Hexcel's Board of Directors;

    FOR  the approval and adoption of the Incentive Stock Plan; and

    FOR  the approval and adoption of the Management Stock Purchase Plan.

    If any other matters are properly presented for consideration at the Annual Meeting, the persons named on the enclosed proxy card and acting thereunder, or their duly constituted substitutes acting at the Annual Meeting, will have discretion to vote on such matters in accordance with their judgment.

    Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is voted. Proxies may be revoked by (i) filing with the Secretary of Hexcel at or before the taking of the vote at the Annual Meeting a written notice of revocation bearing a later date than the proxy,
(ii) duly executing a later dated proxy relating to the same shares and delivering it to the Secretary of Hexcel before the taking of the vote at the Annual Meeting or (iii) attending the Annual Meeting and voting in person. Notice of revocation or subsequent proxy should be sent so as to be delivered to Hexcel Corporation, Two Stamford Plaza, 281 Tresser Boulevard, Stamford, Connecticut 06901-3238, Attention: Secretary, or hand delivered to the Secretary of Hexcel, at or before the taking of the vote at the Annual Meeting.

    The cost of solicitation of proxies will be paid by Hexcel. In addition to solicitation by use of the mail, proxies may be solicited by directors, officers and employees of Hexcel in person or by telephone, telegram or other means of communication. Such directors, officers and employees will not be additionally compensated, but may be reimbursed for reasonable out-of-pocket expenses in connection with such solicitation. Arrangements will also be made with custodians, nominees and fiduciaries for the forwarding of proxy solicitation materials to beneficial owners of shares held of record by such custodians, nominees and fiduciaries, and Hexcel will reimburse such custodians, nominees and fiduciaries for reasonable expenses incurred in connection therewith.

RECOMMENDATIONS OF THE BOARD OF DIRECTORS

    The Board of Directors unanimously recommends a vote FOR the election of each of the nominees to the Board of Directors, a vote FOR the approval and adoption of the Incentive Stock Plan and a vote FOR the approval and adoption of the Management Stock Purchase Plan. See "ELECTION OF DIRECTORS," "STOCK BASED INCENTIVE PLANS," "THE INCENTIVE STOCK PLAN" and "THE MANAGEMENT STOCK PURCHASE PLAN".

                             ELECTION OF DIRECTORS

    On February 29, 1996, the Board of Directors was reconstituted in accordance with the terms of the Governance Agreement and a Strategic Alliance Agreement, dated as of September 29, 1995 (the "Strategic Alliance Agreement") among Hexcel, CGL and Ciba-Geigy Corporation ("CGC" and together with CGL, "Ciba-Geigy"). In accordance with a consent letter dated February 21, 1997 (the "Hexcel Consent Letter"), Hexcel consented to the assignment by Ciba-Geigy of all of its rights under such agreements to Ciba and to the assumption by Ciba of all obligations thereunder. As amended in accordance with the Hexcel Consent Letter, the Governance Agreement provides that the Board of Directors shall consist of ten directors, including four directors designated by Ciba (the "Ciba Directors") (currently Walter D. Hosp, John J. McGraw, Martin Riediker and Stanley Sherman), the Chairman of the Board of Hexcel (John J. Lee), the President of Hexcel (Harold E. Kinne) and four additional directors who are independent of Ciba (the "Independent Directors") (currently Robert S. Evans, Marshall S. Geller, Lewis Rubin and Martin L. Solomon).

    Pursuant to the Governance Agreement, the composition of any slate of nominees to be presented to stockholders of Hexcel for election to the Board of Directors is generally determined as follows: (i) if Ciba beneficially owns voting securities representing 30% or more of the total voting power of Hexcel, the slate of nominees will consist of four individuals designated by Ciba (the "Ciba Nominees"), the Chairman of the Board of Hexcel, the President of Hexcel and four additional individuals, each of whom (x) is not a Ciba Director,
(y) is not and has not been an officer, employee or director of Ciba or any affiliate or associate of Ciba and (z) has no affiliation or relationship with Ciba or its affiliates such that a reasonable person would regard such person as likely to be influenced by Ciba or its affiliates (the "Independent Nominees");
(ii) if Ciba beneficially owns voting securities representing less than 30% but at least 20% of the total voting power of Hexcel, the slate of nominees will consist of three Ciba Nominees, the Chairman, the President and five additional Independent Nominees; (iii) if Ciba beneficially owns voting securities representing less than 20% but at least 15% of the total voting power of Hexcel, the slate of nominees will consist of two Ciba Nominees, the Chairman, the President and six additional Independent Nominees; and (iv) if Ciba beneficially owns voting securities representing less than 15% but at least 10% of the total voting power of Hexcel, the slate of nominees will consist of one Ciba Nominee, the Chairman, the President and seven additional Independent Nominees. In accordance with the Governance Agreement, Independent Nominees are designated by the Independent Directors (including the Chairman and the President if he or she is an Independent Director). Ciba is required to vote its shares of Hexcel Common in favor of the slate of nominees determined in accordance with the Governance Agreement.

    Ciba currently beneficially owns approximately 49.3% of the total voting power of Hexcel. In accordance with the Governance Agreement, the following individuals have been nominated for election to the Board of Directors:
(i) John J. Lee and Harold E. Kinne (the Chairman and President, respectively);
(ii) Walter D. Hosp, John J. McGraw, Martin Riediker and Stanley Sherman (the Ciba Nominees); and (iii) Robert S. Evans, Marshall S. Geller, Lewis Rubin and Martin L. Solomon (the Independent Nominees). All of the nominees for election to the Board of Directors are currently serving as directors of Hexcel.

    Unless otherwise instructed on the enclosed proxy card, the persons named therein will vote such proxy (if properly executed and returned) for the election of each of the director nominees. In case any nominee becomes unavailable for election or declines to serve for any reason, an event Hexcel does not anticipate, the shares of Hexcel Common represented by a properly executed and returned proxy will be voted for an alternative or alternatives designated in accordance with the Governance Agreement.

INFORMATION REGARDING THE DIRECTORS

    Set forth below is certain information concerning the current directors of Hexcel as of February 29, 2000. All current directors have been nominated for re-election to the Board of Directors. There are no family relationships among any Hexcel executive officer or director.

                                                   DIRECTOR
NAME                                      AGE       SINCE            POSITION(S) WITH HEXCEL
----                                    --------   --------   --------------------------------------
John J. Lee...........................     63        1993     Chairman of the Board; Chief Executive
                                                                Officer; Director
Harold E. Kinne.......................     60        1998     President; Chief Operating Officer;
                                                                Director
Robert S. Evans.......................     55        1999     Director
Marshall S. Geller....................     60        1994     Director
Walter D. Hosp........................     42        2000     Director
John J. McGraw........................     59        1999     Director
Martin Riediker.......................     47        1999     Director
Lewis Rubin...........................     62        1999     Director
Stanley Sherman.......................     61        1996     Director
Martin L. Solomon.....................     63        1996     Director

    JOHN J. LEE, age 63, has served as Chairman of the Board of Directors of Hexcel since February 1996, Chief Executive Officer since January 1994, Chairman and Chief Executive Officer from January 1994 to February 1995, Chairman and Co-Chief Executive Officer from July 1993 to December 1993 and a director since May 1993. Mr. Lee also serves as Chairman of the Nominating Committee and as a member of the Finance Committee of Hexcel. He has served as Chairman of the Board, President and Chief Executive Officer of Lee Development Corporation, a merchant banking company, since 1987 and an adviser to the Clipper Group, a private investment partnership, since 1993. He is also a director of Crane Co. and other various privately-held corporations. Mr. Lee was a director of XTRA Corporation, a transportation equipment leasing company, from 1990 to 1996 and a director of Hvide Marine Inc., a marine support and transportation services company, from 1994 to October 1999.

    HAROLD E. KINNE, age 60, has served as President and Chief Operating Officer of Hexcel since July 1998. Prior to joining Hexcel, he was President of the Additives Division, corporate vice president and a member of the corporate management committee of Ciba Specialty Chemicals Corporation, a wholly owned affiliate of Ciba ("CSC"), from 1996 to June 1998. Mr. Kinne also held the same positions in and was a director of CGC, from 1988 through 1996. Prior to that, Mr. Kinne served as Vice President, Pigments, for the Plastics & Additives Division of CGC from 1986 to 1988. Mr. Kinne has held various other technical and managerial positions with CGC from 1965 to 1986.

    ROBERT S. EVANS, age 55, has been a director of Hexcel since November 1999. He is Chairman and CEO and a Director of Crane Co., a New York Stock Exchange company. Crane Co. is a diversified manufacturer of engineered industrial products serving a number of industrial markets, including aerospace and specialty materials markets in which Hexcel does not participate. Mr. Evans has been Chairman and CEO of Crane Co. since 1984 and a director since 1979. In addition, Mr. Evans is also a director of Fansteel, Inc., HBD Industries Inc., Southdown Corporation, and Chairman of Huttig Building Products.

    MARSHALL S. GELLER, age 60, served as Co-Chairman of the Board of Directors of Hexcel from February 1995 to February 1996 and has been a director of Hexcel since August 1994. Mr. Geller also serves as Chairman of the Audit Committee and as a member of the Executive Compensation and Nominating Committees of Hexcel. Mr. Geller has served as Chairman of the Board, Chief Executive Officer and founding partner at Geller & Friend Capital Partners, Inc., a merchant banking firm, since 1995. Mr. Geller was Senior Managing Director of Golenberg &
Geller, Inc., a merchant banking firm, from 1991 to 1995; Vice Chairman of Gruntal & Company, an investment banking firm, from 1988 to 1990;

and a Senior Managing Director of Bear, Stearns & Co., Inc., an investment banking firm, from 1967 to 1988. Mr. Geller is currently a director of Ballantyne of Omaha, Inc., Players International, Value Vision
International, Inc., iMall Inc., Cabletel Communications Corp., Stroud's, Inc. and various other privately-held corporations and charitable organizations.

    WALTER D. HOSP, age 42, has been a director of Hexcel since February 2000. Mr. Hosp also serves as a member of the Executive Compensation and Finance Committees of Hexcel. Mr. Hosp is Vice President, Chief Financial Officer and a member of the Board of Directors of CSC. Mr. Hosp served as Vice President and Treasurer of CGC from 1994 to 1996, and served as Director, Corporate Finance of CGC from 1990 to 1996. Mr. Hosp also serves on the Board of Directors and is Treasurer of The United Way of Westchester & Putnam Counties and is on the New York Advisory Board of The Factory Mutual Insurance Company.

    JOHN J. McGRAW, age 59, has been a director of Hexcel since February 1999. Mr. McGraw also serves as a member of the Nominating and Technology Committees of Hexcel. Mr. McGraw is Vice President, General Counsel, Secretary and a member of the Board of Directors of CSC. Mr. McGraw served as Vice President, General Counsel and Secretary of CGC from 1986 to 1996 and was a member of the Board of Directors and of the Finance Committee of CGC from 1989 to 1996. Mr. McGraw also serves on the Board of Directors of the Westchester Legal Aid Society.

    MARTIN RIEDIKER, age 47, has been a director of Hexcel since February 1999. Mr. Riediker also serves as a member of the Nominating and Technology Committees of Hexcel. Mr. Riediker is Global President of Ciba's Consumer Care Division and a member of Ciba's Executive Committee. Mr. Riediker was appointed Head of CGL's Ciba Chemical Division in 1995. From 1994 to 1995 he served as head of CGC's U.S. Polymers Division and as a Management Committee member of CGC in the United States.

    LEWIS RUBIN, age 62, has been a director of Hexcel since November 1999. He also served on Hexcel's Board from 1993 to 1995. Mr. Rubin also serves as member of the Audit Committee of Hexcel. Mr. Rubin is President and CEO and a Director of XTRA Corporation, a New York Stock Exchange company, serving in those positions since 1990. XTRA Corporation is a leading global transportation equipment lessor with operations in highway, domestic intermodal and marine container markets. From 1988 to 1990, he was a consultant with Lewis Rubin Associates, a consulting firm advising the transportation equipment industry. From 1984 to 1988, Mr. Rubin served as President and Chief Executive Officer of Gelco CTI Container Services, a subsidiary of Gelco Corporation, a diversified international management services corporation, and as an Executive Vice President of Gelco Corporation. From 1981 to 1983, Mr. Rubin was President and Chief Executive Officer of Flexi-Van Corporation, a company engaged in the leasing of intermodal transportation equipment.

    STANLEY SHERMAN, age 61, has been a director of Hexcel since February 1996. Mr. Sherman also serves as Chairman of the Executive Compensation Committee and as a member of the Finance Committee of Hexcel. Mr. Sherman is President and Chief Executive Officer of CSC and Chairman of the Board of Ciba Specialty Chemicals (Canada). Mr. Sherman served as a director and Vice President and Chief Financial Officer of CGC from 1991 to 1996, and was a member of the Finance Committee and the Corporate Management Committee of CGC's Board of Directors. From 1986 to 1991, Mr. Sherman served as Vice President-Corporate Planning of CGC. Mr. Sherman also serves on the Board of Directors of the Chemical Manufacturers Association and the Westchester Educational Coalition.

    MARTIN L. SOLOMON, age 63, has been a director of Hexcel since May 1996.
Mr. Solomon also serves as Chairman of the Finance Committee and is a member of the Audit and Executive Compensation Committees of Hexcel. Mr. Solomon has been Chairman and Chief Executive Officer of American County Holdings, Inc., an insurance holding company, since 1997 and a self-employed investor since 1990. Mr. Solomon was a director and Vice Chairman of the Board of Directors of Great Dane Holdings, Inc., which is engaged in the manufacture of transportation equipment, automobile stamping, the leasing of taxis and insurance, from 1985 to 1996, Managing Partner of Value Equity Associates I, L.P., an investment partnership, from 1988 to 1990, and was an investment analyst and portfolio manager of Steinhardt Partners, an investment partnership, from 1985 to 1987. Mr. Solomon has been a director of XTRA Corporation since 1990 and a director of MFN Corp. since 1999. Mr. Solomon is also a director of various privately-held corporations and civic organizations.

                    THE BOARD OF DIRECTORS RECOMMENDS A VOTE
                   FOR ELECTION OF THE NOMINEES FOR DIRECTOR

MEETINGS AND STANDING COMMITTEES OF THE BOARD OF DIRECTORS

    During 1999 there were 9 meetings of the Board of Directors and 16 meetings in the aggregate of the five standing committees of the Board. Overall attendance at the Board and committee meetings was approximately 89% in 1999. Each of the incumbent directors who served on the Board and its committees during 1999 attended or participated in at least 75% of the aggregate number of Board of Directors meetings and applicable committee meetings held during 1999, except Mr. Evans who was absent due to a prior commitment for one of the two meetings of the Board of Directors held in 1999 following his election in November 1999.

    The Board of Directors has established the following standing committees:
Audit Committee; Executive Compensation Committee; Finance Committee; Nominating Committee; and Technology Committee. The Board of Directors may establish other special or standing committees from time to time. Members of committees serve at the discretion of the Board of Directors. In accordance with the Governance Agreement and subject to applicable law, rules and regulations (including those of applicable self-regulatory organizations), for so long as Ciba beneficially owns voting securities representing at least 40% of the total voting power of Hexcel, each committee of the Board of Directors will consist of an equal number of Ciba Directors and Independent Directors. At all other times each committee will be comprised such that Ciba's representation on each committee is at least proportionate to its representation on the Board of Directors unless the committee is comprised of three members or less, in which case at least one Ciba Director will serve on such committee.

    On behalf of the Board of Directors, the Audit Committee reviews, with management and the independent auditors as deemed necessary, the financial statements, the results of the annual audit and internal accounting and control matters. It also recommends to the Board of Directors the selection of auditors. While the Audit Committee is concerned with the accuracy and completeness of Hexcel's financial statements and matters relating thereto, it is not in a position to, nor does it in any sense professionally evaluate the quality of the independent audit. It is believed that the Audit Committee's activities serve a useful function in providing ongoing review on behalf of the Board of Directors but they in no way alter the traditional roles and responsibilities of Hexcel's management and independent auditors with respect to the accounting and control functions and financial statements. The current members of the Audit Committee are Messrs. Geller (Chairman), Rubin and Solomon. During 1999 the Audit Committee held 9 meetings.

    The Executive Compensation Committee makes recommendations to the Board of Directors on matters pertaining to the compensation of, and certain related matters affecting, Hexcel's executive officers. The Executive Compensation Committee also administers Hexcel's incentive plans and makes grants of stock options and/or awards of restricted stock units or other equity based compensation to executive officers and certain non-officer key employees of Hexcel. The current members of the Executive Compensation Committee are Messrs. Sherman (Chairman), Geller, Hosp and Solomon. During 1999 the Executive Compensation Committee held 6 meetings.

    The Finance Committee oversees certain financial affairs of Hexcel and makes recommendations to the Board of Directors with respect thereto. The current members of the Finance Committee are Messrs. Solomon (Chairman), Hosp, Lee and Sherman. During 1999 the Finance Committee held no meetings.

    The Nominating Committee recommends nominees for the Board of Directors. The Nominating Committee does not solicit stockholder recommendations for nomination. Under the Governance Agreement, the Nominating Committee is required to nominate the Chairman, the President, the Ciba Nominees and the Independent Nominees. See "CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS, THE GOVERNANCE AGREEMENT." The current members of the Nominating Committee are Messrs. Lee (Chairman), Geller, McGraw and Riediker. During 1999 the Nominating Committee held 1 meeting.

    The Technology Committee oversees Hexcel's technological processes and research and development activities and makes recommendations to the Board of Directors with respect thereto. The current members of the Technology Committee are Messrs. McGraw and Riediker. During 1999 the Technology Committee held no meetings.

                               EXECUTIVE OFFICERS

    Set forth below is certain information concerning the executive officers of Hexcel and all persons chosen to become executive officers of Hexcel as of February 29, 2000. For additional information concerning Messrs. Lee and Kinne, see "ELECTION OF DIRECTORS, Information Regarding the Directors."

                                      EXECUTIVE
                                       OFFICER
NAME                         AGE        SINCE                  POSITION(S) WITH HEXCEL
----                       --------   ---------   --------------------------------------------------
John J. Lee..............     63        1993      Chairman of the Board; Chief Executive Officer;
                                                    Director
Harold E. Kinne..........     60        1998      President; Chief Operating Officer; Director
Stephen C. Forsyth.......     44        1994      Executive Vice President; Chief Financial Officer
Ira J. Krakower..........     59        1996      Senior Vice President; General Counsel; Secretary
Kirk G. Forbeck..........     39        1999      Corporate Controller; Chief Accounting Officer
Joseph H. Shaulson.......     34        1996      Vice President of Planning and Integration
Justin P. S. Taylor......     46        1996      Vice President, Manufacturing and Environmental,
                                                    Health and Safety
William D. Bennison......     55        1998      President of the Hexcel Schwebel business unit
James N. Burns...........     60        1996      President of the Fibers business unit
William Hunt.............     57        1996      President of the Composites Materials business
                                                  unit
David R. Tanonis.........     43        1999      President of the Structures and Interiors business
                                                  unit

    STEPHEN C. FORSYTH, age 44, has served as Executive Vice President of Hexcel since June 1998, Chief Financial Officer since November 1996, and Senior Vice President of Finance and Administration between February 1996 and June 1998.
Mr. Forsyth also serves as a director of CS-Interglas AG. Mr. Forsyth served as Vice President of International Operations of Hexcel from October 1994 to February 1996 and has held other general management positions with Hexcel from 1980 to 1994. Mr. Forsyth joined Hexcel in 1980.

    IRA J. KRAKOWER, age 59, has served as Senior Vice President, General Counsel and Secretary of Hexcel since September 1996. Prior to joining Hexcel, Mr. Krakower served as Vice President and General Counsel to Uniroyal Chemical Corporation from 1986 to August 1996 and served on the Board of Directors of and as Secretary of Uniroyal Chemical Company, Inc. from 1989 to 1996.

    KIRK G. FORBECK, age 39, has served as the Corporate Controller and Chief Accounting Officer since September 1999, Director of Financial Planning and Analysis from 1997 to 1999, Assistant Corporate Controller from 1993 to 1997, and Senior Financial Analyst from 1991 to 1992. Prior to joining Hexcel in 1991, Mr. Forbeck worked at Coopers and Lybrand, where he was employed for six years.

    JOSEPH H. SHAULSON, age 34, has served as Vice President of Planning and Integration of Hexcel since November 1998. Mr. Shaulson served as Vice President of Corporate Development of Hexcel from April 1996 to October 1998. In addition, Mr. Shaulson served as Acting General Counsel and Acting Secretary of Hexcel from April 1996 to September 1996. Prior to joining Hexcel, Mr. Shaulson was an associate in the law firm of Skadden, Arps, Slate, Meagher & Flom LLP, where he was employed from 1991 to 1996.

    JUSTIN P. S. TAYLOR, age 46, has served as Vice President of Manufacturing and Environmental, Health and Safety since June 1999. From April 1996 to
June 1999, Mr. Taylor served as President of Hexcel's Structures and Interiors business unit, and from July 1995 to April 1996 as a member of CGL's strategic planning unit. Prior to July 1995, Mr. Taylor held various management positions in the Heath Tecna Division of CGC.

    WILLIAM D. BENNISON, age 55, has served as President of the Hexcel Schwebel business unit since November 1998. Prior to joining Hexcel in September 1998, Mr. Bennison was President of Clark-Schwebel, Inc. from September 1991 to August 1998. Mr. Bennison also serves as President of Clark-Schwebel Tech-Fab Company and as a director of CS-Interglas AG and Asahi-Schwebel Co., Ltd.
Mr. Bennison was President of BGF Industries and its predecessor, Burlington Glass Fabrics Co., from 1981 to 1989.

    JAMES N. BURNS, age 60, has served as President of Hexcel's Fibers business unit since July 1996. Prior to his employment with Hexcel, Mr. Burns served in a number of management positions with the Composite Products Division of Hercules Incorporated, including Business Director from March 1995 to June 1996, Business Unit Director of Advanced Composite Materials from June 1992 to March 1995 and Vice President of Marketing from June 1986 to June 1992.

    WILLIAM HUNT, age 57, has served as President of Hexcel's Composites Materials business unit since November 1998 and as President of the former Hexcel EuroMaterials business unit from February 1996 to October 1998. Mr. Hunt served as President of the EuroMaterials unit of the Ciba Composites Business from 1991 to February 1996 and as Managing Director of Ciba-Geigy Plastics ("CGP") from 1990 to 1991. Prior to joining CGP in 1990, Mr. Hunt held various other technical and managerial positions, including the position of Managing Director of Illford Limited (Photographic) Co.

    DAVID R. TANONIS, age 43, has served as President of Hexcel's Structures and Interiors business unit since June 1999. Mr. Tanonis served as Vice President of Hexcel's Structures and Interiors business unit, responsible for the interiors business, from February 1996 to June 1999 and as the Vice President of Interiors in the Heath Tecna Division of CGC prior to February 1996. Mr. Tanonis has held various technical and managerial positions with Heath Tecna since 1987.
Mr. Tanonis held various management positions with Polymer Engineering, Inc. from 1978 to 1987.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

STOCK BENEFICIALLY OWNED BY PRINCIPAL STOCKHOLDERS

    The following table sets forth certain information as of February 29, 2000 with respect to the ownership by any person (including any "group" as that term is used in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) known to Hexcel to be the beneficial owner of more than five percent of the issued and outstanding shares of Hexcel Common.

                                                              NUMBER OF
                                                              SHARES OF   PERCENT
                                                               COMMON        OF
NAME AND ADDRESS                                                STOCK      CLASS
----------------                                              ---------   --------
Ciba Specialty Chemicals Holding Inc. (1)...................  18,053,192    49.3%
Klybeckstrasse 141
CH 4002
Basel, Switzerland

Franklin Mutual Advisers, Inc. (2)..........................  3,627,773      9.9%
51 John F. Kennedy Parkway
Short Hills, NJ 07078

Loomis Sayles & Company, L.P. (3)...........................  2,020,530      5.2%
One Financial Center
Boston, MA 02111

Wellington Management Company, LLP (4)......................  2,552,118      7.0%
75 State Street
Boston, MA 02109

------------------------

(1) Based on information contained in a Statement on Schedule 13D filed with the Securities and Exchange Commission (the "Commission") on March 18, 1997 on behalf of Ciba and its wholly owned affiliates, CSC and Ciba Specialty Chemicals Inc. ("SCI"). SCI has sole voting and investment power with respect to 9,204,503 shares and CSC has sole voting and investment power with respect to 8,817,245 shares of Hexcel Common. Based on information provided to Hexcel, 76,863 options to purchase Hexcel Common granted to Ciba Directors Hosp, McGraw, Riediker and Sherman and former Ciba Director John
    M. D. Cheesmond are held for the benefit of Ciba; 31,444 of those options are currently exercisable or will become exercisable within 60 days and, accordingly, are included in the shares beneficially owned by Ciba above. The shares of Hexcel Common beneficially owned by Ciba are subject to the terms of the Governance Agreement. See "CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS".

(2) Based on information contained in a Statement on Schedule 13G filed with the Commission on January 18, 2000.

(3) Based on information contained in a Statement on Schedule 13G filed with the Commission on February 3, 2000. Loomis, Sayles & Company, L.P. filed such Statement with respect to shares of Hexcel Common that it has a right to acquire as a result of its beneficial ownership of convertible securities of Hexcel.

(4) Based on information contained in a Statement on Schedule 13G filed with the Commission on February 11, 2000.

STOCK BENEFICIALLY OWNED BY DIRECTORS AND OFFICERS

    Based on information supplied by those persons, beneficial ownership of shares of Hexcel Common by the individually named directors and executive officers, and by all directors and executive officers as a group, as of February 29, 2000 is as follows:

                                                             SHARES OF HEXCEL   PERCENT
NAME                                                         COMMON OWNED (5)   OF CLASS
----                                                         ----------------   --------
John J. Lee................................................     1,380,841         3.7 %
Harold E. Kinne............................................        36,353            (1)
Robert S. Evans............................................        10,255            (1)
Marshall S. Geller.........................................        99,429            (1)
John J. McGraw (2).........................................         2,500            (1)
Walter D. Hosp (2)(3)......................................         1,750            (1)
Martin Riediker (2)........................................             0            (1)
Lewis Rubin................................................         6,755            (1)
Stanley Sherman (2)(4).....................................        55,665            (1)
Martin L. Solomon..........................................        74,395            (1)
Stephen C. Forsyth.........................................       131,885            (1)
William Hunt...............................................        34,147            (1)
William D. Bennison........................................         9,116            (1)
All executive officers and directors as a group (19
  persons).................................................     2,167,709         5.7 %

------------------------

(1) Less than 1%.

(2) Messrs. Hosp, McGraw, Riediker and Sherman serve on the Board of Directors at the request of Ciba pursuant to the Governance Agreement. Based on information provided to Hexcel, Messrs. Hosp, McGraw, Riediker and Sherman hold options to purchase Hexcel Common as nominees for the benefit of Ciba. (See "SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT, Stock Beneficially Owned by Principal Stockholders"). Messrs. Hosp, McGraw, Riediker and Sherman disclaim beneficial ownership of any shares represented by such options and none of the shares represented by such options are included above.

(3) Excludes 450 shares of Hexcel Common owned in the name of Mr. Hosp's wife, Raminta M. Hosp, to which Mr. Hosp disclaims beneficial ownership.

(4) Excludes 3,500 shares of Hexcel Common owned in the name of Mr. Sherman's wife, Ruby Sherman, to which Mr. Sherman disclaims beneficial ownership.

(5) Includes shares issuable upon the exercise of options that are currently exercisable or that will become exercisable within 60 days and shares issuable within 60 days upon the satisfaction of certain conditions of units of restricted stock. Such shares are held as follows: Mr. Lee 878,585;
    Mr. Kinne 26,353; Mr. Evans 6,755; Mr. Geller 19,429; Mr. Hosp 0;
    Mr. Sherman 55,665; Mr. Solomon 58,395; Mr. McGraw 0; Mr. Riediker 0;
    Mr. Rubin 6,755; Mr. Forsyth 113,208; Mr. Hunt 27,847; Mr. Bennison 7,716 and all other executive officers as a group 174,366. Included in the shares held by Mr. Lee are 190,100 shares which are currently issuable pursuant to certain Performance Accelerated Restricted Stock Units ("PARS"); to date, conversion of those PARS and distribution of shares to Mr. Lee are restricted at the option of Hexcel to the extent that its deductions for income tax are limited by Section 162(m) of the Internal Revenue Code. Shares issuable upon the exercise of options that are currently exercisable or that will become exercisable within 60 days and shares which are issuable within 60 days upon the satisfaction of certain conditions of units of restricted stock are treated as outstanding for purposes of computing the percentage of outstanding shares.

                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

    The following table sets forth the total annual compensation paid or accrued by Hexcel to or for the account of each of the Chief Executive Officer and the four most highly compensated executive officers of Hexcel (the "Named Executive Officers") whose total cash compensation for the fiscal year ended December 31, 1999 exceeded $100,000.

                                                                                          LONG-TERM
                                                                                     COMPENSATION AWARDS
                                              ANNUAL COMPENSATION(1)               -----------------------
                                   ---------------------------------------------                SECURITIES
                                                                       OTHER       RESTRICTED   UNDERLYING
                                                                       ANNUAL        STOCK       OPTIONS/     ALL OTHER
                                               SALARY    BONUSES    COMPENSATION    AWARD(S)       SARS      COMPENSATION
NAME & PRINCIPAL POSITION            YEAR       ($)       ($)(4)       ($)(5)        ($)(6)       (#)(7)        ($)(8)
-------------------------          --------   --------   --------   ------------   ----------   ----------   ------------
John J. Lee......................    1999     625,000          0            --     1,410,433      326,620       683,349
  Chairman; Chief Executive          1998     550,000    291,600            --       803,198      567,600       608,692
  Officer                            1997     500,000    562,500            --       411,763      587,500       551,884

Harold E. Kinne..................    1999     350,000          0            --       452,441      143,498        26,875
  President; Chief Operating         1998     137,500     75,800            --       197,218      267,400         1,389
  Officer(2)                         1997          --         --            --            --           --            --

Stephen C. Forsyth...............    1999     300,000          0            --       352,813       90,159        26,460
  Executive Vice President, Chief    1998     260,000    119,400            --       207,990      194,200        23,605
  Financial Officer and Treasurer    1997     230,000    172,500            --       107,391      211,300        28,599

William Hunt.....................    1999     233,663     85,000            --       174,146       33,320        18,126
  President, Composites Materials    1998     194,948     70,298            --        55,075       83,700        18,538
  Business Unit                      1997     183,794     79,334            --        28,477       94,300        18,001

William D. Bennison..............    1999     235,000     77,550            --       160,296       31,546        17,897
  President, Hexcel Schwebel         1998      67,077     33,400            --        65,625       96,600           991
  Business Unit (3)                  1997          --         --            --            --           --            --

------------------------

(1) Annual Compensation includes amounts earned in the fiscal year, whether or not deferred.

(2) Harold E. Kinne's employment with Hexcel commenced on July 15, 1998.

(3) Mr. Bennison's employment with Hexcel commenced on September 15, 1998.

(4) Amounts shown in 1997, 1998 and 1999 include deferred amounts used to purchase restricted stock units ("RSUs") pursuant to the Management Stock Purchase Plan ("MSPP"); see footnote 6 below. Bonuses shown for fiscal years 1997, 1998 and 1999 were earned in fiscal years 1997, 1998 and 1999, respectively, and paid in 1998, 1999 and 2000, respectively.

(5) In 1997, 1998 and 1999, no Named Executive Officer received any perquisites or other personal benefits from Hexcel with an aggregate value exceeding the disclosure threshold established by the Commission of the lesser of $50,000 or 10% of cash compensation.

(6) This column includes the value of (i) Performance Accelerated Restricted Stock Units granted under Hexcel's Incentive Stock Plan ("PARS") and
    (ii) RSUs purchased under the MSPP (net of purchase price paid), in each case determined at the closing market price of Hexcel Common on the date of grant.

    (A) PARS. Subject to certain employment conditions, PARS vest after a period of seven years following the grant date, but if Hexcel's performance equals or exceeds certain performance target levels, or upon termination of employment in certain circumstances, the PARS will vest and be converted into an equivalent number of shares of Hexcel Common earlier than the fixed vesting date. As a result of Hexcel's achieving performance target levels under certain PARS granted in 1996 and 1997, 190,100 of Mr. Lee's PARS have vested, but conversion of those PARS and distribution of shares to Mr. Lee are restricted at the option of Hexcel to the extent that its deductions for income tax are limited by Section 162(m) of the Internal Revenue Code.

    (B) RSUS. For bonuses payable for 1997, 1998 and 1999, RSUs were granted pursuant to the MSPP to the extent the employee elects to purchase RSUs for up to 50% of his or her bonus. RSUs are granted at 80% of the average closing price of Hexcel Common for the five trading days preceding the grant date. Subject to certain employment conditions, RSUs vest in equal increments on each of the first three anniversaries of the grant and, at the expiration of a three year restricted period from the date of grant, are converted into an equivalent number of shares of Hexcel Common. The RSUs with respect to the deferral of the bonus for 1997 were granted on February 4, 1998 at a purchase price of $19.47 per RSU. The RSUs with respect to the deferral of the bonus for 1998 were granted on February 3, 1999 at a purchase price of $7.35 per RSU. The RSUs with respect to the deferral of the bonus for 1999 were granted on December 30, 1999 at a purchase price of $4.14 per RSU.

    (C) AGGREGATE RESTRICTED STOCK INFORMATION. The aggregate number of PARS held and RSUs elected for purchase by each Named Executive Officer at the end of 1999 and the aggregate value of such PARS and RSUs (net of purchase price paid) at the closing price of Hexcel Common on December 31, 1999 ($5.5625) are as follows: Mr. Lee 522,646 and $2,480,168; Mr. Kinne 99,796 and $517,211; Mr. Forsyth 92,000 and
       $365,800; Mr. Hunt 38,872 and $177,623; and Mr. Bennison 35,057 and
       $195,004. These amounts include the PARS granted in 1997 which converted into shares of Hexcel Common on March 15, 2000. No dividends are payable on any PARS or RSUs until the shares represented by the PARS or RSUs are delivered to the employee provided that, if dividends are paid on Hexcel Common subsequent to vesting of PARS, but while conversion to Hexcel Common is restricted by Hexcel because of the application of
       Section 162(m) of the Internal Revenue Code, the grantee will be granted additional PARS (as if each of such PARS were a share of Hexcel Common) equal in value to the dividends which would have been payable if such vested PARS were converted into Hexcel Common.

(7) This column includes the grant of performance accelerated stock options ("PASOs") granted in 1997 and 1998. The PASOs granted in 1997 were cancelled in exchange for the 1998 PASOs; however, the 1997 PASOs continue to be reported in this column. This column also includes Reload Options which were granted in 1997 and 1998 as a result of exercises of certain Short-Term Options ("STOPs") which were also granted in 1997 and 1998 and either expired or were exercised in that same year. The STOPs were exercisable at the fair market value of Hexcel Common on the date of exercise and are not included in this column. The Named Executive Officers were granted the following number of STOPs in 1997: Mr. Lee 12,500; Mr. Forsyth 4,200; and Mr. Hunt 2,000. Mr. Kinne was granted 10,000 STOPs in 1998. Mr. Bennison did not participate in the grant of STOPs.

(8) All Other Compensation for fiscal years 1997, 1998 and 1999 consists of
    (i) contributions by Hexcel to Hexcel's 401(k) Retirement Savings Plan as follows: Mr. Lee $11,150, $7,680 and $8,843; Mr. Kinne $0, $0 and $8,843;
    and Mr. Forsyth $11,150, $7,680 and $8,843; (ii) contributions by Hexcel to Hexcel's 401(k) Restoration Plan as follows: Mr. Lee $54,408, $46,443 and $43,773; Mr. Kinne $0, $0 and $15,050; and Mr. Forsyth $15,060, $13,505 and
    $14,947; (iii) premiums for life insurance (exceeding $50,000 per such Named Executive Officer) as follows: Mr. Lee $3,120, $3,276 and $3,744; Mr. Kinne $0, $858 and $2,028; and Mr. Forsyth $1,435, $1,466 and $1,716; and
    (iv) premiums for long-term disability insurance of $954, $954 and $954 for each of Messrs. Lee and Forsyth, and $0, $531 and $954 for Mr. Kinne. Messrs. Hunt and Bennison do not participate in those four Plans. For
    Mr. Hunt, All Other Compensation for fiscal years 1997, 1998 and 1999 consists of: (i) life insurance premiums of

    $6,700, $7,100 and $6,989 and (ii) disability insurance premiums of $11,301, $11,438 and $11,158. For Mr. Bennison, All Other Compensation for fiscal years 1998 and 1999 consists of: (i) contributions to a 401(k) retirement savings plan maintained for the employees of Clark-Schwebel Corporation, a wholly owned subsidiary of Hexcel, of $0 and $14,116; (ii) premiums for life insurance (exceeding $50,000) of $798 and $3,119, and (iii) premiums for long-term disability insurance of $193 and $662. For Mr. Lee, the amount also includes deferred compensation in an amount equal to $482,252, $550,339 and $626,035 in accordance with the terms of Mr. Lee's employment agreement with Hexcel; this deferred compensation reduces the benefit payable under Mr. Lee's Supplemental Executive Retirement Agreement. See "EXECUTIVE COMPENSATION, Employment and Other Agreements, SUPPLEMENTAL RETIREMENT AGREEMENT WITH MR. LEE."

STOCK OPTIONS

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR

                                                                                                     POTENTIAL REALIZABLE
                                                                                                           VALUE AT
                                                                                                        ASSUMED ANNUAL
                                                                                                           RATES OF
                                                                                                         STOCK PRICE
                                                                                                         APPRECIATION
                                                        INDIVIDUAL GRANTS                            FOR OPTION TERM (3)
                               -------------------------------------------------------------------   --------------------
                                NUMBER OF       % OF TOTAL
                                SECURITIES     OPTIONS/SARS                   MARKET
                                UNDERLYING      GRANTED TO     EXERCISE OR   PRICE ON
                               OPTIONS/SARS    EMPLOYEES IN    BASE PRICE     GRANT     EXPIRATION
NAME                           GRANTED (#)    FISCAL YEAR(2)     ($/SH)        DATE        DATE       5%($)      10%($)
----                           ------------   --------------   -----------   --------   ----------   --------   ---------
John J. Lee..................       14,620          1.5%          9.06         9.06      02/03/09     83,302      211,103
                                107,000(1)         11.3%          5.75         5.75      12/02/09    386,927      980,550
                                205,000(1)         21.7%          5.75         5.75      12/02/09    741,310    1,878,624

Harold E. Kinne..............        6,498          0.7%          9.06         9.06      02/03/09     37,024       93,827
                                 49,000(1)          5.2%          5.75         5.75      12/02/09    177,191      449,037
                                 88,000(1)          9.3%          5.75         5.75      12/02/09    318,221      806,434

Stephen C. Forsyth...........        4,159          0.4%          9.06         9.06      02/03/09     23,697       60,053
                                 35,000(1)          3.7%          5.75         5.75      12/02/09    126,565      320,741
                                 51,000(1)          5.4%          5.75         5.75      12/02/09    184,423      467,365

William Hunt.................        9,320          1.0%          9.06         9.06      02/03/09     53,103      134,574
                                 24,000(1)          2.5%          5.75         5.75      12/02/09     86,787      219,936

William D. Bennison..........        1,546          0.2%          9.06         9.06      02/03/09      8,809       22,323
                                 30,000(1)          3.2%          5.75         5.75      12/02/09    108,484      274,921

------------------------

(1) The amount shown in these rows reflect the grant of nonqualified stock options in December 1999. These options represent an early grant of options that normally would have occurred in 2000. See "EXECUTIVE COMPENSATION, Compensation Committee Report on Executive Compensation, EQUITY-BASED INCENTIVES."

(2) The percentages included in this column are calculated without reference to the nonqualified stock options granted in and for 2000 to employees who are not executive officers.

(3) The amounts shown in these columns are the potential realizable value of options granted at assumed rates of stock price appreciation (5% and 10%) set by the executive compensation disclosure provisions of the proxy rules of the Commission and have not been discounted to reflect the present values of such amounts. The assumed rates of stock price appreciation are not intended to forecast the future stock price appreciation of Hexcel Common.

              AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                     AND FISCAL YEAR END OPTION/SAR VALUES

                                                            NUMBER OF SECURITIES          VALUE OF UNEXERCISED
                                  SHARES                   UNDERLYING UNEXERCISED             IN THE MONEY
                                 ACQUIRED      VALUE           OPTIONS/SARS AT               OPTIONS/SARS AT
                                    ON        REALIZED     FISCAL YEAR END (#)(1)        FISCAL YEAR END ($)(2)
NAME                           EXERCISE (#)     ($)      (EXERCISABLE/UNEXERCISABLE)   (EXERCISABLE/UNEXERCISABLE)
----                           ------------   --------   ---------------------------   ---------------------------
John J. Lee..................          --          --           621,200/867,520                 32,500/0
Harold E. Kinne..............          --          --            22,468/463,226                      0/0
Stephen C. Forsyth...........          --          --            94,791/364,593                      0/0
William Hunt.................          --          --            21,367/148,018                      0/0
William D. Bennison..........          --          --             7,200/156,003                      0/0

------------------------

(1) Includes (i) options granted pursuant to Hexcel's Incentive Stock Plan as follows: Mr. Lee 1,488,720; Mr. Kinne 485,694; Mr. Forsyth 459,384;
    Mr. Hunt 169,385; and Mr. Bennison 163,203; and (ii) options granted pursuant to Hexcel's 1988 Management Stock Plan as follows: Mr. Forsyth 8,525.

(2) Based on the closing price of $5.5625 per share of Hexcel Common as reported on the New York Stock Exchange Composite Tape on December 31, 1999.

DEFERRED COMPENSATION

                               PENSION PLAN TABLE
                               U.S. EMPLOYEES (1)

                                                         YEARS OF PARTICIPATION
                                                         ----------------------
COVERED COMPENSATION                    5          10         15         20         25         30
--------------------                 --------   --------   --------   --------   --------   --------
$140,000..........................    $7,000    $14,000    $21,000    $28,000    $35,000    $42,000
 150,000..........................     7,500     15,000     22,500     30,000     37,500     45,000
 160,000..........................     8,000     16,000     24,000     32,000     40,000     48,000
 170,000..........................     8,500     17,000     25,500     34,000     42,500     51,000
 180,000..........................     9,000     18,000     27,000     36,000     45,000     54,000
 190,000..........................     9,500     19,000     28,500     38,000     47,500     57,000
 200,000..........................    10,000     20,000     30,000     40,000     50,000     60,000

------------------------

(1) Messrs. Lee and Forsyth began to participate in the Hexcel Corporation Pension Plan (the "Pension Plan") in 1996. Mr. Kinne began to participate in the Pension Plan in 1998. The covered compensation under the Pension Plan generally includes all cash and property received for services (except for certain stock-related awards) and either included in gross income or deferred under a tax-qualified plan, but the covered compensation is limited by tax-qualification requirements (currently $160,000) for each participating Named Executive Officer. The annual benefit is calculated as 1% of the executive's covered compensation for each year of participation in the Pension Plan. The benefit vests in its entirety after five years of employment. As of the end of the 1999 fiscal year, (1) Messrs. Lee and Forsyth had four credited years of service for accrued benefits and Mr. Kinne had one credited year of service, (2) the covered compensation for the participating Named Executive Officers under the Pension Plan for determination of benefits was as follows: Messrs. Lee and Forsyth $157,500; and Mr. Kinne $160,000. The percentage of benefit vested for each of the participating Named Executive Officers was as follows: Messrs. Lee and Forsyth 100%; and Mr. Kinne 0%. Benefits are normally payable monthly, as a life annuity, commencing upon the later of the executive's attainment of age 65 or retirement. The benefits are not offset by Social Security or any other amounts. Mr. Lee's benefits under the pension plan are credited against his Supplemental Executive Retirement Plan Agreement benefit; see "EXECUTIVE COMPENSATION, Employment and Other Agreements, SUPPLEMENTAL RETIREMENT AGREEMENT WITH MR. LEE". Messrs. Hunt and Bennison do not participate in this Pension Plan but Mr. Hunt is a participant in the Hexcel Composites Limited Pension Scheme as described in "EXECUTIVE COMPENSATION, Employment and Other Agreements, ADDITIONAL PENSION AGREEMENT WITH MR. HUNT."

                        EXECUTIVE DEFERRED COMPENSATION
                          AND CONSULTING AGREEMENT (1)

                                                        YEARS OF PARTICIPATION
                                                        ----------------------
REMUNERATION                           5          10         15         20         25         30
------------                        --------   --------   --------   --------   --------   --------
$150,000.........................   $11,250    $22,500    $33,750    $45,000    $56,250    $67,500
 200,000.........................    15,000     30,000     45,000     60,000     75,000     90,000
 250,000.........................    18,750     37,500     56,250     75,000     93,750    112,500
 300,000.........................    22,500     45,000     67,500     90,000    112,500    135,000
 350,000.........................    26,250     52,500     78,750    105,000    131,250    157,500
 400,000.........................    30,000     60,000     90,000    120,000    150,000    180,000
 450,000.........................    33,750     67,500    101,250    135,000    168,750    202,500

------------------------

(1) The current covered compensation under the Executive Deferred Compensation and Consulting Agreement ("Retirement Agreement") of each of Messrs. Kinne and Forsyth is the sum of the respective officer's salary and incentive cash bonuses set forth in the Summary Compensation Table (for 1999, includes 70% of target bonus). The annual benefit is calculated as 1.5% of the executive's covered compensation for each year of employment following the effective date of the executive's Retirement Agreement. The benefit vests proportionally over the first 67 months following the effective date. As of the end of the 1999 fiscal year, (1) the estimated credited years of service and percentage of benefit vested under the Retirement Agreements were as follows: Mr. Kinne 1 1/2 years and 27% and Mr. Forsyth 5 1/4 years and 94%; and (2) the covered compensation for the executives for determination of benefits under the Retirement Agreements was as follows: Mr. Kinne $374,123 and Mr. Forsyth $333,705. Benefits are normally payable monthly, as a life annuity (with a minimum of 120 monthly payments), commencing upon the later of the executive's attainment of age 65 or retirement. The benefits are not offset by Social Security or any other amounts. Each Retirement Agreement also requires Hexcel to continue to cover the executive under Hexcel's group medical, dental and vision insurance plans and to provide life insurance for so long as the executive continues to receive monthly payments under the Retirement Agreement and has not attained the age of 75.

EMPLOYMENT AND OTHER AGREEMENTS

    EMPLOYMENT AGREEMENT WITH MR. LEE

    Hexcel entered into a five-year employment agreement with Mr. Lee (the "Employment Agreement") effective February 29, 1996. The Employment Agreement provides for (i) an annual base salary of $400,000, subject to annual review by the Executive Compensation Committee, and a bonus of $500,000 in respect of services rendered in 1995, (ii) a deferred compensation arrangement intended to provide Mr. Lee an annual retirement benefit which when added to his other Hexcel retirement benefits, will be equal to approximately 50% of the average annual cash compensation paid to him during the term of his employment with Hexcel and (iii) Mr. Lee's participation, where appropriate, in all other components of senior executive compensation, including a grant of 100,000 STOPs under Hexcel's Short-Term Option Program (and, upon exercise of such STOPs, grants of 200,000 related Reload Options) and 200,000 performance accelerated restricted stock units ("PARS") under Hexcel's PARS program. Those PARS have vested, but conversion of those PARS and distribution of shares to Mr. Lee are restricted at the option of Hexcel to the extent that its deductions for income tax are limited by Section 162(m) of the Internal Revenue Code; 50,000 of those PARS were converted to shares in 1999. See "EXECUTIVE COMPENSATION, Compensation Committee Report on Executive Compensation, EQUITY-BASED INCENTIVES."

    The Employment Agreement also provides for the grant to Mr. Lee on February 29, 1996 of options to purchase 200,000 shares of Hexcel Common under the Incentive Stock Plan, which options (i) have an exercise price per share equal to the fair market value of the Hexcel Common on February 29, 1996 ($12.50 per share), (ii) have a term of 10 years and (iii) become exercisable with respect to one-third of the shares of Hexcel Common covered thereby on each of the first, second and third anniversaries of the date of the grant, subject to earlier vesting upon the attainment of certain performance goals. The foregoing stock-based incentives granted under the Employment Agreement vested due to the attainment of such goals in 1997. In subsequent fiscal years, Mr. Lee is entitled to participate in Hexcel's incentive plans at a level appropriate in comparison to other senior executive officers of Hexcel.

    The Employment Agreement additionally preserves the economic benefits to Mr. Lee of certain compensatory arrangements provided for in the First Amended Plan of Reorganization which was confirmed by the Bankruptcy Court in connection with Hexcel's bankruptcy reorganization (the "Plan of Reorganization"). In this regard, the Employment Agreement provides Mr. Lee with certain benefits that would have been granted to him under the Plan of Reorganization, including the grant to Mr. Lee of an option with a three year term to purchase 113,379 shares of Hexcel Common with an exercise price of $5.05 per share and vesting in equal monthly installments over the two-year period ending February 28, 1998. Mr. Lee exercised all of these options on September 5, 1998.

    SUPPLEMENTAL RETIREMENT AGREEMENT WITH MR. LEE

    In May 1998, Hexcel agreed to provide Mr. Lee with a benefit intended to supplement his retirement income from Hexcel's other retirement programs and social security (as amended, the "SERP Agreement"). The Normal Retirement Benefit under the SERP Agreement for retirement at age 65 is a monthly payment equal to the difference between (1) 50% of the Vesting Percentage times
Mr. Lee's Final Average Pay and (2) the Qualified Pension Benefits. Final Average Pay is Mr. Lee's monthly compensation (salary and bonus without reduction for amounts deferred) for the highest paid 24 consecutive months of Mr. Lee's final 60 months of employment. The Vesting Percentage is the number of completed months of continuous service with Hexcel from September 1, 1994 to the date of termination, divided by 60. Qualified Pension Benefits are the actuarially determined monthly value of the vested benefits under the Pension Plan, the 401(k) Retirement Savings Plan, the 401(k) Restoration Plan, Social Security, and the deferred compensation component of his Employment Agreement. The SERP Agreement was amended in January 1999 to reduce the monthly benefit by $5,000 to offset certain costs incurred by Hexcel in providing Mr. Lee the Split Dollar Insurance Arrangement described below.

    Unless otherwise provided in the SERP Agreement, if Mr. Lee's employment terminates, Hexcel will pay the Normal Retirement Benefit to Mr. Lee or his surviving spouse or estate, but in no event for less than ten years. Upon certain terminations after a "change in control" (as defined), termination by Hexcel without "cause" (as defined) and termination by Mr. Lee for "good reason" (as defined), Mr. Lee will be paid a lump sum equal to the actuarially determined present value of the Normal Retirement Benefit determined at the date of termination as if he were 100% vested. If Mr. Lee's employment terminates due to a disability, he will receive the Normal Retirement Benefit determined at the date of termination as if he were 100% vested. No benefits are payable under the SERP Agreement if Mr. Lee is terminated for cause. In addition, (i) if Mr. Lee dies after payment of his benefits has started, his spouse will receive during her lifetime one-half of his benefit payment, or, if Mr. Lee so elects before payments to him commence, his spouse will receive 100% of the benefit Mr. Lee was receiving prior to his death, but the benefit payable to him would be reduced to reflect actuarial equivalence of the election, and (ii) if Mr. Lee dies before payments of his benefits has started, his spouse will receive his Normal Retirement Benefit as a monthly benefit or as a lump sum equal to the actuarially determined present value of his full benefits for 10 years.

    If Mr. Lee had retired at December 31, 1999, his Normal Retirement Benefit under the SERP Agreement would equal $21,434 per month or $257,213 per year.

    The SERP Agreement also provides Mr. Lee with certain life insurance benefits and continuation of group medical, dental and vision care coverage at levels not materially less favorable than at the time of his termination.

    SPLIT-DOLLAR ARRANGEMENT WITH MR. LEE

    In January 1999, Hexcel entered into a split dollar insurance agreement with an irrevocable trust created by Mr. Lee. The trust has purchased a Survivorship/Last to Die insurance policy on Mr. Lee and his spouse. Hexcel pays the annual premium on the policy for five years, at which time the policy is expected to be fully paid; the trust also pays a designated portion of the premium. Upon the earlier of the 15(th) anniversary of the date of the policy and the death of the later to die of Mr. Lee or his spouse, or if the policy is cancelled or surrendered, Hexcel is reimbursed from the proceeds of the policy for the cumulative premiums it has paid, and the trust receives the balance under the policy. The policy is assigned to Hexcel to secure the premium repayment.

    SEVERANCE AGREEMENTS WITH MESSRS. LEE, KINNE AND FORSYTH

    In February 1999, Hexcel entered into severance agreements with Messrs. Lee, Kinne and Forsyth ("Severance Agreements"). In general terms, the Severance Agreements provide that Hexcel will make specified termination payments to the executive, and continue his participation in Hexcel's benefit plans for a limited period of time, upon termination of employment under certain circumstances. The amounts payable to the executive vary depending upon the circumstances of termination of employment: (i) for termination by Hexcel other than for "disability" (as defined) and other than for "cause" (as defined), or by the executive for "good reason" (as defined), the executive receives a payment equal to one year's salary plus average bonus over the last three years (deemed for 1999 to be 70% of target bonus); (ii) for termination by Hexcel other than for disability and other than for cause, or by the executive for good reason, during a period of a "potential change in control" (as defined), or within two years after a "change in control" (as defined), the executive receives three times the payment described under clause (i); and (iii) Hexcel will continue the executive's participation in its benefit plans for up to three years depending on the circumstances of termination. For a termination by Hexcel for cause or by the executive without good reason, the executive only receives unpaid amounts owed to the executive through the date of termination. In the event payments to the executive would result in the imposition of any excise tax on so-called "excess parachute payments," the payments and benefits to which the executive is otherwise entitled may be reduced to the extent necessary to maximize the after-tax amount received by the executive. The executive agrees not to compete with Hexcel for one year or three years after termination of employment depending on whether termination occurs under circumstances described in clause (i) or clause (ii) above, respectively. In the case of Mr. Lee, payments made under the Severance Agreement will be reduced by any amounts received under his Employment Agreement for similar severance payments. For Messrs. Kinne and Forsyth, the Severance Agreement supercedes and terminates their prior severance arrangements with Hexcel.

    ADDITIONAL PENSION AGREEMENT WITH MR. HUNT

    Mr. Hunt is a participant in the Hexcel Composites Limited Pension Scheme (the "HCL Pension Scheme") sponsored by Hexcel Composites Limited, a wholly-owned United Kingdom subsidiary of Hexcel ("HCL"), for the benefit of its employees. The HCL Pension Scheme includes certain legal limitations on the amount of earnings which can be included for determination of a pension. HCL has agreed to provide Mr. Hunt with an additional pension which is designed to provide, when combined with the HCL Pension Scheme and certain other benefits, a pension equal to the pension the HCL Pension Scheme would provide Mr. Hunt if it were not limited by the legal earnings limitation. The amount of Mr. Hunt's pension is equal to two-thirds of 104% of his basic salary for the year prior to retirement ("Pensionable Salary") at any time after age 60. If he leaves service prior to age 60, he receives a pension equal to his Pensionable Salary multiplied by the number of months from the date he joined the pension scheme of HCL's predecessor pension scheme prior to such termination (up to 480) divided by 720. As of December 31, 1999, the number of months since Mr. Hunt joined such pension scheme is 499. If Mr. Hunt leaves the service of HCL prior to age 60, his pension is deferred to age 65, but he may receive a reduced pension if he chooses early payment. Mr. Hunt may also choose to receive all or part of his benefit in a lump sum. Pension payments increase annually at the lesser of 5% and the Retail Prices Index. If Mr. Hunt continued to be employed by Hexcel at his current basic salary until age 65, Mr. Hunt would receive an annual benefit of $162,098. If Mr. Hunt's basic salary during the year prior to his retirement at age 65 increased to 120% of his current basic salary, he would receive an annual benefit of $194,506.

    EMPLOYMENT AGREEMENT WITH MR. BENNISON

    Mr. Bennison became an employee of Clark Schwebel Corporation ("CSC"), a wholly-owned subsidiary of Hexcel, on September 15, 1998 upon the acquisition by Hexcel of certain assets of Clark-Schwebel Inc., Mr. Bennison's prior employer. Hexcel entered into an Employment Agreement with Mr. Bennison, on behalf of CSC, upon such acquisition. Hexcel agreed to employ Mr. Bennison as the President of CSC for three years. Mr. Bennison's base salary is $218,000, which may be increased by Hexcel. Mr. Bennison is also entitled to an annual bonus in accordance with Hexcel's Management Incentive Compensation Plan, annual stock incentives equal in value at the time of grant to 70% of his base salary and benefits equivalent to those of executive employees of Hexcel who are at a comparable executive level. If Mr. Bennison's employment is terminated prior to the end of the employment period due to his death or disability, he would be entitled to benefits customarily provided by Hexcel in such circumstances. If Mr. Bennison's employment is terminated by Hexcel without "cause" (as defined) or by Mr. Bennison for "good reason" (as defined) prior to the end of the employment period, he is entitled to receive the base salary that would have been payable for the balance of the employment period, cash payments equal to the amounts Hexcel would have paid in respect of Mr. Bennison for the balance of the employment period and his target bonus for the year in which the termination occurs and each subsequent year during the balance of the employment period and he is entitled to continue to participate in medical, dental, life and long-term disability benefits for the balance of the employment period, all as if the termination had not occurred; as well, Mr. Bennison would receive outplacement services paid by Hexcel. If Mr. Bennison's employment is terminated prior to the end of the employment period for cause or by him other than for good reason, he is only entitled to his base salary earned through termination.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

    Hexcel's Executive Compensation Committee (the "Committee") is made up of four individuals each of whom is a nonemployee member of the Board of Directors. The Committee is accountable to the Board of Directors for developing, monitoring, and managing the executive compensation programs at Hexcel. Specifically, the Committee reviews and authorizes the salaries, cash incentives and equity incentives for the executive officers of Hexcel, including all of the Named Executive Officers. The Committee administers Hexcel's incentive stock plans which provide for grants of stock options, restricted stock units, and other forms of equity-based compensation.

    In making its decisions, the Committee considers prevailing compensation practices among a group of companies (the "Comparator Group"). The Comparator Group includes a peer group of companies plus others that help ensure that the Committee's benchmarks for compensation decisions reasonably reflect Hexcel's executive labor market and principal operating competitors. The Comparator Group is the same group of companies identified as the Comparator Group whose Total Shareholder Return is disclosed in the Performance Graph.

    Hexcel's compensation programs are aligned with the Committee's beliefs that:

        1. Base salaries in the aggregate should approximate the median levels for similar positions in the Comparator Group;

        2. Annual cash incentives at target performance should represent a significant portion of total cash compensation for executives, and should provide meaningful risk and reward for variations in performance from target levels; and

        3. Long-term stock incentives should represent a significant portion of total compensation to link executives' rewards directly with stockholders' risks and opportunities, and to focus executive attention on creating long-term stockholder value.

    The Committee believes that establishing a compensation program reflecting these principles will position Hexcel to attract and retain top quality executives, align management and stockholder interests, and enhance the financial returns to Hexcel's stockholders. During 1999, the Committee reviewed the total compensation provided to executives to ensure that it is consistent with these principles and reflective of practices within the Comparator Group. During this review the Committee was particularly sensitive to the fact that the compensation delivered through Hexcel's various incentive opportunities had fallen significantly under competitive levels and had negatively impacted Hexcel's ability to retain and incentivize key employees. The Committee was guided in its review by outside consultants. Each component of executive compensation is described more fully below.

    BASE SALARY

    Base salaries for executives are determined by the Committee considering Comparator Group salary practices for positions of similar responsibilities and individual and business unit performance. The Committee also assesses the contributions of Hexcel's executives to corporate and business unit objectives such as: return on net assets, implementation of capital investments, cost effectiveness, margin improvements, quality, labor relations, execution of acquisitions, leadership, development, strategic impact, divestitures and revenue growth.

    The Committee has established base salaries for executives that, in the aggregate, approximate the median of comparable positions in the Comparator Group. Effective January 2000 the Committee approved salary increases for the Named Executive Officers, other than the Chief Executive Officer, which averaged
4.0 percent.

    ANNUAL INCENTIVES

    In 1999 the Management Incentive Compensation Plan aligned annual cash incentive compensation with the attainment of corporate and/or business unit performance goals for earnings before interest, taxes, depreciation and amortization ("EBITDA"), generation of cash flow and the degree of achievement of individual objectives. For the Named Executive Officers, other than the Chief Executive Officer, target awards ranged from 30% to 50% of base salaries, depending on the nature of the position. Actual awards could have ranged between 0% and 150% of target awards based on the degree of attainment of performance goals and, other than for the Chief Executive Officer, the attainment of individual objectives. For 1999 Messrs. Kinne and Forsyth did not receive a cash award under the plan. For Messrs. Bennison and Hunt the cash awards averaged 73% of their target awards.

    Hexcel maintains the Management Stock Purchase Plan to promote executive ownership of Hexcel's stock. Under this plan, an executive may elect to purchase restricted stock units ("RSUs") with up to 50% of his or her pre-tax annual cash incentive award. An RSU becomes an unrestricted share of Hexcel

Common upon the expiration of the applicable Restricted Period (as such term is defined in the plan). The purchase price of an RSU is 80% of the average of the closing prices of Hexcel Common for the five trading days immediately preceding the date on which the cash incentive awards are payable. One-third of the RSUs purchased will vest on each of the first three anniversaries of the date of purchase. Mr. Hunt was the only Named Executive with a cash award who had previously elected to participate in the plan for 1999. Mr. Hunt elected to apply 20% of his cash award for 1999 to purchase RSUs.

    EQUITY-BASED INCENTIVES

    The Incentive Stock Plan authorizes the issuance of stock-based awards, including nonqualified stock options and performance accelerated restricted stock units ("PARS"). The Committee has the authority to determine the terms and conditions of the awards, such as the exercise price and duration of options, vesting schedules and terms related to termination of employment.

    Grants of stock options and PARS to the Named Executive Officers, other than the Chief Executive Officer, are based on the Committee's assessment of competitive practices, recommendations from the Chief Executive Officer based on individual performance, past awards and the need to retain and incentivize key employees. In December 1999, the Committee approved the grant of 277,000 nonqualified stock options and 186,000 PARS to the Named Executive Officers, not including the Chief Executive Officer. The Committee does not anticipate granting these Named Executive Officers any additional stock incentive awards for 2000.

    The level of stock incentive compensation among the companies in the Comparator Group has sharply increased in recent years. In implementing Hexcel's stock incentive plans, such as the Incentive Stock Plan and the Management Stock Purchase Plan, the Committee uses a Black-Scholes valuation methodology to determine the number of shares of Hexcel Common to be awarded. Accordingly, as the price of Hexcel Common has declined, the number of shares constituting a competitive award has increased. The combination of these factors is the principal reason behind the Board of Directors' decision to seek stockholder approval for additional shares for Hexcel's stock incentive plans.

    CHIEF EXECUTIVE OFFICER COMPENSATION

    In determining Mr. Lee's compensation, the Committee considers Hexcel's financial and nonfinancial performance, as well as an analysis of Mr. Lee's total compensation in relation to Chief Executive Officers in the Comparator Group. The Committee establishes Mr. Lee's base salary to approximate the median level reflected in the Comparator Group for comparable positions. Mr. Lee's base salary for 2000 is $664,000 which represents a 3% increase over his base salary for 1999.

    In 1999, Mr. Lee's target under the Management Incentive Compensation Plan was 80% of base salary and his actual award could have ranged between 0% and 120% of base salary based on Hexcel's achievement of its EBITDA and cash generation goals. Mr. Lee was not granted a cash award under the plan for 1999.

    In December 1999, Mr. Lee received 312,000 nonqualified stock options and 237,000 PARS. The Committee does not anticipate granting Mr. Lee any additional stock incentive awards for 2000.

    STOCK OWNERSHIP GUIDELINES

    Effective January 1, 1998 the Committee and Board approved the implementation of stock ownership guidelines for members of senior management and directors. The guideline is five times base salary for the Chief Executive Officer, three times salary for certain members of senior management, one times salary for other members of senior management, and three times annual retainer fees for directors. All persons covered by the guidelines are expected to increase ownership towards the guideline amounts progressively over three years. All stock accumulated through the Management Stock Purchase Plan, purchased and retained through stock option exercise, acquired on the open market, or retained through the PARS program are considered in measuring compliance with the guideline. Unexercised stock options are not included in computing ownership levels. The Committee believes that investments in Hexcel Common at these guideline levels will benefit shareholders by further aligning the personal financial interests of executives and directors with those of Hexcel's investors, thereby promoting decision-making that maximizes shareholder value.

    TAX DEDUCTIBILITY OF COMPENSATION

    It is the Committee's general policy to consider whether particular payments and awards are deductible to Hexcel for federal income tax purposes, along with other factors that may be relevant in setting executive compensation practices. Consistent with this policy and in response to the Treasury regulations regarding the deductibility of executive compensation under Section 162(m) of the Internal Revenue Code, the Committee takes appropriate steps to optimize deductibility except where the best interests of Hexcel call for a different compensation design.

                                          Stanley Sherman
                                          Marshall S. Geller
                                          Walter D. Hosp
                                          Martin L. Solomon
                                            The Members of the Committee

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    The following directors were members of the Committee during 1999: Marshall
S. Geller, Stanley Sherman and Martin L. Solomon. John M. D. Cheesmond, who was a director until February 3, 2000, also had served on the Committee during 1999. Mr. Hosp did not serve on the Committee during 1999.

    Mr. Cheesmond and Mr. Sherman each served as an executive officer of Ciba or its subsidiaries during 1999. During 1999, pursuant to certain manufacturing and supply agreements between Hexcel and Ciba, sales to Hexcel by Ciba were approximately $32.6 million; Hexcel sold a nominal amount of products to Ciba during 1999. See "CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS." Any direct or indirect interest of Mr. Cheesmond or Mr. Sherman in these transactions cannot be determined.

COMPENSATION OF DIRECTORS

    Nonemployee directors are compensated for services as directors with an annual retainer of $30,000 payable quarterly. Nonemployee directors are also paid $1,200 for each Board of Directors meeting and $600 for each committee meeting attended. Committee chairmen are paid an additional $3,000 and receive a grant of 1,000 nonqualified stock options per year. Messrs. Lee and Kinne do not receive any compensation as members of the Board of Directors.

    In 1999, the Board of Directors offered each nonemployee director the opportunity to receive his retainer compensation in the form of discounted stock options. In lieu of a portion (between 25% and 100%) of a director's annual retainer (including any retainer paid to committee chairmen), a director could elect to receive that number of stock options determined by dividing the dollar amount of such portion by the exercise price of the stock option. The exercise price of each stock option is 50% of the fair market value of a share of Hexcel Common on the grant date. The options vest proportionately with the lapse of time over the first year after grant and expire ten years from the date of grant. In December 1999, all nonemployee directors elected to defer 100% of their retainers for 2000 and were granted the following number of stock options at an exercise price of $2.875 per share: Messrs. Geller and Solomon--11,479; Messrs. Evans, McGraw, Riediker, Rubin and Sherman--10,435. Upon his election to the Board in

February 2000, Mr. Hosp elected to defer 100% of his retainer for 2000 and was granted 10,492 stock options at an exercise price of $2.406.

    Pursuant to Hexcel's Incentive Stock Plan, each person who becomes a director and who is not also a full-time employee of Hexcel will be granted, upon election or appointment as a director, an option to purchase 10,000 shares of Hexcel Common with an exercise price equal to the fair market value of Hexcel Common on the date of grant. The Incentive Stock Plan further provides that immediately after each annual meeting of stockholders each director who is not also a full-time employee of Hexcel on such date will be granted an option to purchase an additional 2,000 shares of Hexcel Common with an exercise price equal to the fair market value of Hexcel Common on the date of grant.

    Based on information provided to Hexcel, following the 1999 Annual Meeting of Stockholders Ciba became the beneficial owner of all future cash compensation and grants of equity-based compensation received by the Ciba Directors.

                               PERFORMANCE GRAPH

    The following graph indicates Hexcel's total return to its stockholders during the past five years, as compared to the total returns of the Standard & Poor's 500 Composite Stock Price Index ("S&P Index"), Media General Financial Services' Aerospace Components Stock Price Index ("Media General Aerospace Index") and a Comparator Group consisting of companies chosen by the Executive Compensation Committee.

          COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL STOCKHOLDER RETURN

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

                                   1994     1995     1996     1997     1998     1999
Hexcel Corporation                $100.00  $293.60  $424.09  $650.80  $218.57  $145.16
S&P Index                         $100.00  $137.45  $168.93  $225.21  $289.43  $350.26
Media General Aerospace Index(1)  $100.00  $124.35  $159.80  $226.92  $221.12  $173.05
Comparator Group                  $100.00  $140.98  $163.44  $176.52  $177.01  $215.19

                                                                                MEDIA
                                                                               GENERAL
                                                      HEXCEL                  AEROSPACE   COMPARATOR
DATE                                                CORPORATION   S&P INDEX   INDEX(1)    GROUP(2)(3)
----                                                -----------   ---------   ---------   -----------
December 1994.....................................    $100.00      $100.00     $100.00      $100.00
December 1995.....................................    $293.60      $137.45     $124.35      $140.98
December 1996.....................................    $424.09      $168.93     $159.80      $163.44
December 1997.....................................    $650.80      $225.21     $226.92      $176.52
December 1998.....................................    $218.57      $289.43     $221.12      $177.01
December 1999.....................................    $145.16      $350.26     $173.05      $215.19

    Assumes quarterly reinvestment of dividends.

------------------------

(1) Data provided by Media General Financial Services

(2) Comparator Group consists of Albemarle Corp.*, Alliant Techsystems Inc.*, AlliedSignal Inc., BF Goodrich*, CertainTeed Corporation*, Coltec Industries, Cordant Technologies Inc., Corning Inc.*, Cytec Industries*, Dexter Corp., Engelhard Corp., Ferro Corporation*, Gencorp Inc., General Dynamics Corp., Great Lakes Chemical*, H.B. Fuller Co., Hercules Inc., Lockheed Martin Corp., Lord Corporation*, Owens Corning, PPG
    Industries Inc., Raychem Corp., Raytech Corp.*, SPS

    Technologies Inc.*, Sunstrand Corp., and Union Carbide Corp. The return is determined by (i) assuming dividends are reinvested quarterly;
    (ii) adjusting for spin-offs or other special dividends; and (iii) weighing the issuers for stock market capitalization on a quarterly basis.

(3) The Comparator Group contains certain changes from the Comparator Group used to prepare the Performance Graph in 1999 (the "1999 Comparator Group"). To obtain the Comparator Group, certain companies were eliminated from the 1999 Comparator Group because current compensation data was not available. As well, the Committee determined that Amoco Corp. (now BP Amoco), Dow Chemical and DuPont (EI) de Nemours were no longer relevant comparisons and thus eliminated those companies from the Comparator Group. The Committee further determined to add 11 companies to the Comparator Group (indicated in footnote 2 by an *); these additional companies are generally similar in size and business, providing a broader range of comparisons for the Committee to consider. The total return as at December of the following years for the companies which composed the 1999 Comparator Group was (to the extent data is available): 1994--$100; 1995--$132.98; 1996--$166.84;
    1997--$195.70; 1998--$184.27; and 1999--$224.43.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

    On February 29, 1996, Hexcel consummated certain transactions with Ciba-Geigy Limited ("CGL") and Ciba-Geigy Corporation ("CGC") whereby Hexcel acquired the Ciba Composites Business (the "Ciba Acquisition") pursuant to the terms and conditions of the Strategic Alliance Agreement, the Governance Agreement, a Registration Rights Agreement, a Distribution Agreement and other agreements (collectively, the "Ciba Agreements").

    On December 20, 1996, CGL and Sandoz Limited effected a business combination, forming Novartis Inc., a Swiss corporation. Prior to the business combination, CGL formed a new subsidiary, Ciba Specialty Chemicals Holding Inc. ("Ciba"). On March 13, 1997, all direct and indirect interests in Hexcel previously held by CGL were transferred to Ciba, including without limitation, all of its direct or indirect interest in Hexcel Common, the Ciba Subordinated Debt (as defined below) and all of its rights and obligations under the Agreements. In the Hexcel Consent Letter, Hexcel acknowledged Ciba as the direct and indirect successor to the rights and obligations of CGL and CGC under the Ciba Agreements. Ciba subsequently transferred its shares of Hexcel Common to its wholly-owned affiliates, Ciba Specialty Chemicals Corporation and Ciba Specialty Chemicals, Inc.

    THE STRATEGIC ALLIANCE AGREEMENT

    Under the Strategic Alliance Agreement, Hexcel acquired the assets (including the capital stock of certain non-U.S. subsidiaries) and assumed the liabilities of the Ciba Composites Business, other than certain excluded assets and liabilities, in exchange for (i) 18.0 million newly issued shares of Hexcel Common (currently representing beneficial ownership of approximately 49.3% of Hexcel Common), (ii) $25.0 million in cash, (iii) increasing rate senior subordinated notes in an aggregate principal amount of approximately
$37.5 million, subject to certain adjustments (the "Ciba Subordinated Debt") and
(iv) senior demand notes in an aggregate principal amount of $5.3 million. The aggregate purchase price for the net assets acquired in 1996 was $208.7 million. Hexcel redeemed $12.5 million in aggregate principal amount of Ciba Subordinated Debt on February 17, 1999.

    THE GOVERNANCE AGREEMENT

    Pursuant to the Governance Agreement, Hexcel's Board of Directors was reconstituted as described under "ELECTION OF DIRECTORS." In addition, certain key employees of the Ciba Composites Business became executive officers of Hexcel effective as of the closing of the Ciba Acquisition (the "Ciba Closing").

    CORPORATE GOVERNANCE

    Pursuant to the Governance Agreement, Hexcel has agreed to exercise all authority under applicable law to cause any slate of nominees presented to stockholders for election to the Board of Directors to consist of certain specified numbers of Ciba Nominees and Independent Nominees, in addition to the Chairman and the President. The precise number of Ciba Nominees and Independent Nominees to be included in any slate of nominees varies based on Ciba's percentage ownership of the voting securities of Hexcel. See "ELECTION OF DIRECTORS." The Governance Agreement further provides that (i) for so long as Ciba beneficially owns voting securities representing 40% or more of the total voting power of Hexcel, each committee of the Board of Directors shall consist of an equal number of Ciba Directors and Independent Directors and (ii) at all other times, each committee shall be comprised such that Ciba's representation is at least proportionate to its representation on the Board of Directors, unless the committee is comprised of three members or less, in which case at least one Ciba Director shall serve. See "ELECTION OF DIRECTORS, Meetings and Standing Committees of the Board of Directors."

    Pursuant to the Governance Agreement, new directors chosen to fill vacancies on the Board of Directors shall be selected as follows: (i) if the new director is to be a Ciba Director, then Ciba shall designate the new director; (ii) if the former director was the Chairman or President, the replacement Chairman or President, respectively, shall be the replacement director; and (iii) if the new director is to be an Independent Director (other than the Chairman or the President), the remaining Independent Directors (including the Chairman and the President if he or she is an Independent Director) shall designate the new director.

    If at any time the percentage of the total voting power of Hexcel beneficially owned by Ciba decreases to a point at which the number of Ciba Directors would decrease, the Governance Agreement generally requires Ciba to cause a sufficient number of Ciba Directors to resign from the Board of Directors so that the number of Ciba Directors on the Board of Directors after such resignation(s) equals the number of Ciba Nominees that Ciba would have been entitled to designate had an election of directors taken place at such time. Any vacancies created by such resignations would be filled by Independent Directors.

    CERTAIN APPROVALS

    Under the Governance Agreement, so long as Ciba beneficially owns voting securities representing 40% or more of the total voting power of Hexcel, neither the Board of Directors nor any committee thereof shall take any action, including the approval, authorization or ratification of any action or inaction by officers, agents or employees of Hexcel, without the affirmative vote of at least one Ciba Director and one Independent Director. In addition, the Governance Agreement generally provides that for so long as Ciba beneficially owns voting securities representing at least 33% of the total voting power of Hexcel, the Board of Directors shall not authorize, approve or ratify any of the following actions without the approval of a majority of the Ciba Directors:
(i) any merger, consolidation, acquisition or other business combination involving Hexcel or any subsidiary of Hexcel if the value of the consideration paid or received by Hexcel in such individual transaction or the aggregate consideration paid or received by Hexcel in all such transactions approved by the Board of Directors during the prior 12 months exceeds the greater of $75 million or 11% of Hexcel's total consolidated assets; (ii) any sale, transfer, conveyance, lease or other disposition or series of related dispositions of assets, business or operations of Hexcel or any of its subsidiaries, if the value of the assets, business or operations so disposed exceeds the greater of $75 million or 11% of Hexcel's total consolidated assets;
(iii) any issuance by Hexcel or any significant subsidiary of Hexcel of equity securities (other than pursuant to customary employee or director stock option or incentive compensation or similar plans and other than transactions solely among Hexcel and its subsidiaries) or any other bonds, debentures, notes or securities convertible into, exchangeable for or exercisable for equity securities if the aggregate net proceeds to Hexcel of such issuance or of such issuance when added to the aggregate net proceeds to Hexcel of all such issuances approved by the Board of Directors during the prior 12 months exceeds the greater of $75 million or 11% of Hexcel's total consolidated assets; and
(iv) any new capital expenditure program or any capital expenditure that is not part of a capital expenditure program previously approved by the Board of Directors, if the amount or anticipated amount of such program or expenditure or of such program or expenditure when added to the aggregate amount of capital expenditures not so approved by the Board of Directors during the prior 12 months exceeds the greater of $50 million or 7% of Hexcel's total consolidated assets.

    Under the terms of the Governance Agreement, Ciba has agreed that, until the percentage of the total voting power of Hexcel beneficially owned by Ciba falls below either (i) 15% if and so long as there is on file with the Commission any statement showing beneficial ownership by any person other than Ciba of 10% or more of the total voting power of Hexcel or (ii) 10% in all other cases, in any election of directors or any meeting of stockholders of Hexcel called expressly for the removal of directors, so long as the Board of Directors includes (and will include after any such removal) the requisite number of Ciba Directors, each of Ciba and any subsidiary of Ciba that holds voting securities of Hexcel (each, a "Ciba Entity") will be present for purposes of establishing a quorum and will vote all of its voting securities of Hexcel (x) in favor of any nominee or director selected in accordance with the terms of the Governance Agreement and (y) otherwise against the removal of any director designated in accordance with the terms of the Governance Agreement. In any other matter submitted to a vote of the stockholders of Hexcel, Ciba and each Ciba Entity will be present for purposes of establishing a quorum and will vote all of its voting securities of Hexcel either, at the discretion of Ciba, (i) as recommended by the Board of Directors or (ii) in proportion to the votes cast with respect to the voting securities of Hexcel not beneficially owned by Ciba or the Ciba Entities, except that Ciba and each Ciba Entity will be free to vote all of its voting securities entitled to vote in its sole discretion on the following matters submitted to stockholders so long as such matters were not submitted to stockholders at the request of Ciba or any of its affiliates (other than Hexcel): (A) any amendment to the Certificate of Incorporation of Hexcel; (B) any merger, consolidation, acquisition or other business combination involving Hexcel or any of its subsidiaries; (C) any sale, lease, transfer or other disposition of the business operations or assets of Hexcel; (D) any recapitalization, restructuring or similar transaction or series of transactions involving Hexcel or any significant subsidiary of Hexcel; (E) any dissolution or complete or partial liquidation or similar arrangement of Hexcel or any significant subsidiary of Hexcel, subject to certain exceptions; (F) certain issuances of equity securities or securities convertible into or exchangeable or exercisable for equity securities; and (G) entering into any material joint venture, collaboration or partnership by Hexcel or any of its subsidiaries.

    STANDSTILL

    Under the terms of the Governance Agreement, Ciba has agreed, subject to certain specified exceptions, that it will not, directly or indirectly,
(i) purchase or otherwise acquire any beneficial ownership of voting securities of Hexcel; (ii) enter into, propose to enter into, solicit or support any merger or business combination or similar transaction involving Hexcel or any of its subsidiaries or purchase, acquire, propose to purchase or acquire or solicit or support the purchase or acquisition of any portion of the business or assets of Hexcel or any significant subsidiary of Hexcel (except in the ordinary course of business or in nonmaterial amounts); (iii) initiate or propose any security holder proposal without the approval of the Board of Directors or make, or in any way participate in, any "solicitation" of "proxies" (as such terms are used in the proxy rules of the Commission) to vote or seek to advise or influence any person or entity with respect to the voting of any voting securities of Hexcel or request or take any action to obtain any list of security holders for such purposes with respect to any matter other than those with respect to which Ciba or the Ciba Entities may vote in their sole discretion under the Governance Agreement (or, as to such matters, solicit any person in a manner that would require the filing of a proxy statement under Regulation 14A of the Exchange
Act); (iv) form, join or otherwise participate in a group formed for the purpose of acquiring, holding, voting, disposing of or taking any action with respect to Hexcel's voting securities that would be required under Section 13(d) of the Exchange Act to file a statement on Schedule 13D with the Commission;
(v) deposit any voting securities of Hexcel in a voting trust or enter into any voting agreement with respect thereto (other than the Governance Agreement);
(vi) seek representation on the Board of Directors, remove a director or seek a change in the size or composition of the Board of Directors; (vii) make any request to amend or waive the provisions of the Governance Agreement referred to in this paragraph that would require public disclosure; (viii) disclose any intent, purpose, plan, arrangement or proposal inconsistent with the foregoing (including any such intent, purpose, plan, arrangement or proposal that is conditioned on or would require the waiver, amendment, nullification or invalidation of any of the foregoing) or take any action that would require public disclosure of any such intent, purpose, plan, arrangement or proposal; (ix) take any action challenging the validity or enforceability of the foregoing; or (x) assist, advise, encourage or negotiate with respect to or seek to do any of the foregoing.

    The Governance Agreement permits Ciba to purchase or otherwise acquire beneficial ownership of Hexcel's voting securities in open market purchases so long as after giving effect to such purchases or acquisitions the percentage of the total voting power of Hexcel beneficially owned by Ciba does not exceed the greater of (i) 49.9% until the third anniversary of the Closing or 57.5% thereafter and (ii) the highest percentage of the total voting power of Hexcel beneficially owned by Ciba immediately following any action by Hexcel that increases the percentage of the total voting power of Hexcel beneficially owned by Ciba due to a reduction in the amount of voting securities of Hexcel outstanding as a result of such action.

    BUYOUT TRANSACTIONS

    The Governance Agreement provides that, notwithstanding the standstill provisions described above, at any time after the fifth anniversary of the Closing, Ciba may propose, participate in, support or cause the consummation of a tender offer, merger or sale of substantially all of Hexcel's assets or similar transaction (a "Buyout Transaction"), including a Buyout Transaction with Ciba or any of its affiliates, if each stockholder other than Ciba and the Ciba Entities (the "Other Holders") is entitled to receive upon consummation of such Buyout Transaction consideration that is (i) approved by (x) a majority of the Independent Directors acting solely in the interests of the Other Holders after the receipt of an opinion of an independent nationally recognized investment banking firm retained by them or (y) a majority in interest of the Other Holders by means of a stockholder vote solicited pursuant to a proxy statement containing the information required by Schedule 14A under the Exchange Act (it being understood that the Independent Directors will, consistent with their fiduciary duties, be free to include in such proxy statement, if applicable, the reasons underlying any failure by them to approve a Buyout Transaction by the requisite vote, including whether a fairness opinion was sought by the Independent Directors and any opinions or recommendations expressed in connection therewith) and (ii) fair from a financial point of view to the Other Holders in the opinion of an independent nationally recognized investment banking firm (including such a firm retained by Ciba).

    ISSUANCE OF ADDITIONAL SECURITIES

    If, at any time after the Closing for so long as Ciba is entitled to designate one or more nominees for election to the Board of Directors, Hexcel issues any additional voting securities for cash (other than issuances of voting securities in connection with employee or director stock option or incentive compensation or similar plans), Ciba will, pursuant to the Governance Agreement, have the option to purchase, for the same consideration and otherwise on the same terms as are applicable to such issuance by Hexcel, an amount of such voting securities that would allow Ciba to beneficially own the same percentage of the total voting power of Hexcel after such issuance as Ciba beneficially owned immediately prior to such issuance.

    THIRD PARTY OFFERS

    In the event that Hexcel becomes the subject of a bona fide offer to enter into a Buyout Transaction by a person other than Ciba or any of its affiliates or any other person acting on behalf of Ciba or any of its affiliates (a "Third Party Offer") that is made after the third anniversary of the Closing and that is approved by two-thirds of the Independent Directors, Ciba will, within ten days after receipt of notice of such event, either (i) offer to acquire the voting securities of Hexcel held by the Other Holders (the "Other Shares") on terms at least as favorable to the Other Holders as those contemplated by such Third Party

Offer or (ii) support such Third Party Offer (or an alternative Third Party Offer providing greater value to the Other Holders) by voting and causing each Ciba Entity to vote all its voting securities of Hexcel eligible to vote thereon in favor of such Third Party Offer or, if applicable, tendering or selling and causing each Ciba Entity to tender or sell all its voting securities of Hexcel to the person making such Third Party Offer. In the event that Hexcel becomes the subject of a Third Party Offer, neither Ciba nor any of the Ciba Entities may support or vote in favor of such Third Party Offer or tender or sell its voting securities of Hexcel to the person making such Third Party Offer unless such Third Party Offer is approved by (i) a majority of the Independent Directors acting solely in the interests of the Other Holders or (ii) a majority in interest of the Other Holders in a stockholder vote solicited pursuant to a proxy statement containing the information required by Schedule 14A under the Exchange Act (it being understood that the Independent Directors will, consistent with their fiduciary duties, be free to include in such proxy statement, if applicable, the reasons underlying any failure by them to approve a Buyout Transaction by the requisite vote, including whether a fairness opinion was sought by the Independent Directors and any opinions or recommendations expressed in connection therewith).

    TRANSFER RESTRICTIONS

    Except in connection with a Third Party Offer that has been approved by the Independent Directors or the Other Holders in accordance with the Governance Agreement, Ciba and the Ciba Entities are not permitted to sell, transfer or otherwise dispose of any voting securities of Hexcel except (i) transfers solely among Ciba and its wholly owned subsidiaries, (ii) in accordance with the volume and manner-of-sale limitations of Rule 144 under the Securities Act of 1933, as amended (the "Securities Act"), and otherwise subject to compliance with the Securities Act or (iii) in a registered public offering or a non-registered offering subject to an applicable exemption from the registration requirements of the Securities Act, and in the case of clauses (ii) and (iii), in a manner calculated to achieve a Broad Distribution (as defined in the Governance Agreement).

    In addition, the Governance Agreement provides that Ciba will not
(i) permit any subsidiary of Ciba that is not wholly owned to become a Ciba Entity or (ii) dispose of any of the capital stock of any Ciba Entity except to another direct or indirect wholly owned subsidiary of Ciba. This provision does not, however, prohibit Ciba from effecting (i) a pro rata distribution to Ciba's stockholders or (ii) a sale in a manner calculated to achieve a Broad Distribution of up to 20%, in each case, of the equity securities of a Ciba Entity if (x) such distribution or sale has a bona fide business purpose (other than the sale or distribution of such voting securities), (y) the voting securities of Hexcel beneficially owned by such Ciba Entity do not constitute a material portion of the total assets of such Ciba Entity and (z) in the case of a pro rata distribution to Ciba's stockholders, such Ciba Entity agrees in writing to be bound by the terms and provisions of the Governance Agreement to the same extent that Ciba would be if it beneficially owned the voting securities of Hexcel beneficially owned by such Ciba Entity.

    TERMINATION; EXTENSION

    On the tenth anniversary of the Closing, or at the end of any subsequent renewal period, if the percentage of the total voting power of Hexcel beneficially owned by Ciba is greater than 10% but less than 100%, Ciba will have the option to (i) extend the Governance Agreement for an additional two-year period, in which case so long as Ciba beneficially owns voting securities of Hexcel representing 25% or more of the total voting power of Hexcel, on one occasion during such two-year period Ciba may require Hexcel to solicit in good faith a Buyout Transaction in which Ciba, the Ciba Entities and the Other Holders receive the same consideration per voting security of Hexcel (in which event the provisions of the Governance Agreement will continue in full force and effect until the consummation of such Buyout Transaction) or
(ii) undertake to sell a sufficient number of voting securities of Hexcel so that the percentage of total voting power of Hexcel beneficially owned by Ciba falls below 10% during the subsequent 18 months pursuant to one or more registered or non-registered offerings calculated to achieve a Broad Distribution (in which event the provisions of the Governance Agreement will continue in full force and effect until Ciba's percentage ownership of the total voting power of Hexcel falls below 10%). If Ciba exercises its option to require Hexcel to solicit a Buyout Transaction as described above, Ciba and the Ciba Entities may vote in favor of or tender or sell their voting securities pursuant to any Third Party Offer made as a result of or during such solicitation so long as the Third Party Offer offers the same consideration to the Other Holders. Unless Hexcel has accepted another Third Party Offer providing at least equivalent value to all Hexcel stockholders, Hexcel will not take any action to interfere with Ciba's right to vote in favor of or tender into such a Third Party Offer, provided, however, that Hexcel will remain free to pursue alternative Third Party Offers that provide for at least equivalent currently realizable value to all Hexcel stockholders (including Ciba and the Ciba Entities) as such previously proposed Third Party Offer.

    The Governance Agreement will automatically terminate at any time that Ciba beneficially owns voting securities of Hexcel representing either 100% or less than 10% of the total voting power of Hexcel.

    THE DISTRIBUTION AGREEMENT

    In accordance with the terms of the Strategic Alliance Agreement, Hexcel and CGL entered into the Distribution Agreement, which was assigned to Ciba in accordance with the Hexcel Consent Letter (as so assigned, the "Distribution Agreement"). Pursuant to the Strategic Alliance Agreement and the Distribution Agreement, certain subsidiaries of CGL continued to act as distributors for Hexcel for one year following the Closing through February 28, 1997. In accordance with these agreements, Hexcel acquired certain assets (primarily inventory and certain fixed assets) of these distributors from time to time during the year following the Closing for an aggregate purchase price of approximately $2.5 million, which amount was paid by the issuance on September 2, 1998 of a senior subordinated note.

    THE REGISTRATION RIGHTS AGREEMENT

    In connection with the Ciba Acquisition, Hexcel and CGL entered into a registration rights agreement, which was assigned to Ciba in accordance with the Hexcel Consent Letter (as so assigned and amended, the "Registration Rights Agreement"). The Registration Rights Agreement provides that Hexcel will prepare and, not later than 60 days after a request from Ciba, file with the Commission a "shelf" registration statement covering the shares of Hexcel Common beneficially owned by Ciba and the Ciba Entities. Ciba's shares of Hexcel Common will generally become eligible for sale under the Registration Rights Agreement in four equal annual installments commencing on March 1, 1998. The shares eligible for sale under the Registration Rights Agreement in any year that are not sold in such year will continue to be eligible for sale under the Registration Rights Agreement in subsequent years. Under the Registration Rights Agreement, Ciba also has the right, subject to certain restrictions, to include equity offerings of Hexcel. The Registration Rights Agreement also contain certain provisions relating to blackout periods (during which Ciba would not be permitted to sell shares of Hexcel Common otherwise eligible for sale under the Registration Rights Agreement), payment of expenses, selection of underwriters and indemnification.

    THE SUPPLY AND MANUFACTURING AGREEMENTS

    Hexcel and CGL have entered into various agreements and purchase orders, some of which were entered into in connection with the Ciba Acquisition, pursuant to which Hexcel and CGL have purchased certain products from each other; Ciba has assumed these obligations. Sales to Hexcel under such agreements were approximately $32.6 million on a worldwide basis in 1999. Hexcel sold a nominal amount of products to Ciba in 1999. Hexcel believes that the terms of the supply and manufacturing agreements between Hexcel and Ciba are as fair to Hexcel as terms that may have been obtained from unaffiliated third parties.

                          STOCK BASED INCENTIVE PLANS

    The level of stock incentive compensation among the companies in the Comparator Group has sharply increased. In setting competitive stock incentive compensation, the Executive Compensation Committee uses a Black-Scholes valuation methodology to determine the number of shares of Hexcel Common to be awarded. Accordingly, as the price of Hexcel Common has declined, the number of shares constituting a competitive award has increased. The combination of these factors is the principal reason behind the Board of Directors' decision to seek stockholder approval for additional shares for Hexcel's Incentive Stock Plan and Management Stock Purchase Plan. See "THE INCENTIVE STOCK PLAN" and "THE MANAGEMENT STOCK PURCHASE PLAN."

                            THE INCENTIVE STOCK PLAN

GENERAL

    On May 22, 1997 the stockholders of Hexcel approved the Incentive Stock Plan (the "Unamended Plan"). On February 3, 2000, the Board of Directors approved certain amendments thereto, subject to stockholder approval, and upon such stockholder approval the Incentive Stock Plan, as amended and restated
February 3, 2000 (as so amended and restated, the "Incentive Stock Plan") will replace the Unamended Plan. Any awards previously granted under the Unamended Plan will remain outstanding pursuant to its terms.

    The Incentive Stock Plan is being submitted to stockholders in view of, among other things, the proposed increase in the number of shares of Hexcel Common subject to the provisions of the Incentive Stock Plan.

    The following description of the Incentive Stock Plan is not intended to be complete and is qualified in its entirety by the complete text of the Incentive Stock Plan, a copy of which is included as Annex A to this Proxy Statement.

DESCRIPTION OF THE PRINCIPAL FEATURES OF THE PLAN

AUTHORIZED SHARES

    As amended and restated, the Incentive Stock Plan authorizes an additional 1,300,000 shares of Hexcel Common to the number of shares authorized under the Unamended Plan. There were 155,086 shares remaining available for new awards under the Unamended Plan immediately prior to February 3, 2000. Upon approval by stockholders, the aggregate number of shares authorized under the Incentive Stock Plan, subject to adjustment as provided in the Incentive Stock Plan, will be 7,991,251 of which 1,455,086 will be available for issuances not covered by outstanding awards.

PURPOSE

    The purpose of the Incentive Stock Plan is to benefit the stockholders of Hexcel by enabling Hexcel and its subsidiaries to attract, retain and provide incentives to the most highly qualified employees, officers, directors and consultants.

ADMINISTRATION

    The Plan will be administered by the Executive Compensation Committee of the Board of Directors (the "Committee"). The Committee has the authority to make determinations with respect to the participation of employees, officers and consultants in the Incentive Stock Plan and the grant terms of awards. The Committee has the authority to establish, among other things, vesting schedules, performance criteria, post-termination exercise provisions and all other material terms and conditions of awards and has the authority to accelerate the time at which any award becomes vested or exercisable including upon the occurrence of a "change of control" as defined in the Incentive Stock Plan. The Committee has the authority to interpret and construe the provisions of the Incentive Stock Plan.

ELIGIBILITY

    Any employee, officer, director or consultant of Hexcel or its subsidiaries selected by the Committee is eligible to receive discretionary awards under the Incentive Stock Plan. Additionally, directors are eligible to receive formula awards under the Incentive Stock Plan. It is currently estimated that up to approximately 300 employees will be eligible to participate in the Incentive Stock Plan.

DISCRETIONARY AWARDS

    The Incentive Stock Plan provides for grants of a variety of awards, including stock options, stock options in lieu of compensation elections, stock appreciation rights, restricted shares, and other stock-based awards. Stock options may be either "incentive stock options" which qualify under Section 422 of the Code ("ISOs") or "nonqualified stock options" which do not qualify under
Section 422 of the Code ("NQSOs"). To the extent that the aggregate fair market value of Hexcel Common underlying options intended to be ISOs are exercisable for the first time by any individual during any calendar year exceeds $100,000, such options will be treated as NQSOs.

FORMULA AWARDS

    Any person who becomes a director for the first time and who is not also a full-time employee of Hexcel or any subsidiary is automatically granted (as of the date of his or her election or appointment as a director) a nonqualified stock option to acquire 10,000 shares of Hexcel Common. In addition, immediately after each annual meeting of stockholders, each director who is not a full-time employee of Hexcel or any subsidiary and who is re-elected at such meeting will be granted a nonqualified stock option to acquire 2,000 shares of Hexcel Common. All options described in this paragraph will be granted automatically with an exercise price equal to the fair market value of a share of Hexcel Common on the date of grant and with a term of ten years. Such options will be exercisable as to one-third of the shares subject thereto upon grant and as to an additional one-third of the shares on the first and second anniversaries of the date of grant. Upon the occurrence of a "change in control" of Hexcel (as defined in the Incentive Stock Plan), each option described in this paragraph will become fully exercisable.

AMENDMENT AND TERMINATION

    The Committee has the authority to terminate the Incentive Stock Plan or make such modifications or amendments to the Incentive Stock Plan as it may deem advisable. No amendment to the Incentive Stock Plan which requires stockholder approval under applicable law, rule or regulation shall become effective without the approval of Hexcel's stockholders. In addition, no termination or amendment of the Incentive Stock Plan may adversely affect the rights of a participant under an outstanding award without the consent of such participant.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

    The following discussion is a brief summary of certain United States federal income tax consequences under current federal income tax laws relating to awards under the Incentive Stock Plan. This summary is not intended to be exhaustive and, among other things, does not describe state, local or foreign income and other tax consequences. ACCORDINGLY, PARTICIPANTS IN THE INCENTIVE STOCK PLAN SHOULD CONSULT THEIR RESPECTIVE TAX ADVISORS IN DETERMINING THE TAX CONSEQUENCES OF SUCH PARTICIPATION.

NONQUALIFIED STOCK OPTIONS

    An optionee will not recognize any taxable income upon the grant of an NQSO and Hexcel will not be entitled to tax deduction with respect to such grant.

    Upon exercise of an NQSO, the excess of the fair market value of the Hexcel Common on the exercise date over the exercise price will be taxable as compensation income to the optionee and will be subject to applicable withholding taxes. Hexcel will generally be entitled to a tax deduction at that time in the amount of such compensation income. The optionee's tax basis for the Hexcel Common received pursuant to the exercise of an NQSO will equal the sum of the compensation income recognized and the exercise price.

    In the event of a sale or other disposition of Hexcel Common received upon the exercise of an NQSO, any appreciation or depreciation after the exercise date generally will be taxed as capital gain or loss and will be long-term capital gain or loss if the holding period for such Hexcel Common (which begins upon such exercise) is more than one year.

INCENTIVE STOCK OPTIONS

    An optionee will not recognize any taxable income at the time of grant or timely exercise of an ISO and Hexcel will not be entitled to a tax deduction with respect to such grant or exercise. Exercise of an ISO may, however, give rise to taxable compensation income subject to applicable withholding taxes, and a corresponding tax deduction to Hexcel, if the ISO is not exercised on a timely basis (generally, while the optionee is employed by Hexcel or one of its subsidiaries or within 90 days after termination of employment) or if the optionee engages in a "disqualifying disposition" as described below. The excess of the fair market value, on the date of the exercise of an ISO, of the Hexcel Common acquired pursuant to and over the exercise price constitutes an item of tax preference for purposes of the federal alternative minimum tax.

    A sale or exchange by an optionee of Hexcel Common acquired upon the exercise of an ISO more than one year after the transfer of such Hexcel Common to such optionee and more than two years after the date of grant of the ISO generally will result in any difference between the net sale proceeds and the exercise price being treated as long-term capital gain or loss to the optionee. If such sale or exchange takes place within two years after the date of grant of the ISO or within one year from the date of transfer of Hexcel Common to the optionee, such sale or exchange will generally constitute a "disqualifying disposition" of such Hexcel Common that will have the following results: any excess of (i) the lesser of (a) the fair market value of the Hexcel Common at the time of exercise of the ISO and (b) the amount realized on such disqualifying disposition of the Hexcel Common over (ii) the exercise price of such ISO will be taxable as compensation income to the optionee, subject to applicable withholding taxes, and Hexcel will be entitled to a tax deduction in the amount of such compensation income. Any further gain or loss after the date of exercise generally will qualify as capital gain or loss and will not result in any deduction by Hexcel.

STOCK APPRECIATION RIGHTS

    The amount of any cash received upon the exercise of a stock appreciation right ("SAR") will be includible in the grantee's ordinary income and Hexcel generally will be entitled to a deduction for such amount. Upon disposition of any stock received upon exercise of an SAR, the grantee will recognize capital gain or loss, which will be long or short-term depending on the period elapsed since the date of such exercise equal to the difference between the amount realized on such disposition and the fair market value of the Hexcel Common on the date the SAR was exercised.

RESTRICTED SHARES

    If restricted shares are awarded to a participant in accordance with the terms of the Incentive Stock Plan, generally no income will be recognized by such participant at the time the award is made. Generally, such participant will be required to include in his or her ordinary income, as compensation, the fair market value of such restricted shares upon the lapse of the forfeiture provisions applicable thereto, less any amount paid therefor. The participant may, however, elect within 30 days after acquiring the shares, to be taxed immediately upon receipt of such shares rather than when the forfeiture provisions lapse. If such election is made, the participant will recognize ordinary income in the taxable year of his or her award in an amount equal to the fair market value of such restricted shares (determined without regard to the restrictions which by their terms will lapse) at the time of receipt, less any amount paid therefor. Absent the making of the election referred to in the preceding sentences, any cash dividends or other distributions paid with respect to restricted shares prior to lapse of the applicable restrictions will be includible in the participant's ordinary income as compensation at the time of receipt. In each case, Hexcel will be entitled to a deduction in the same amount as the participant realizes compensation income.

PLAN BENEFITS

    Awards under the Incentive Stock Plan will be granted at the sole discretion of the Committee and performance criteria may vary from year to year and from participant to participant. Therefore, benefits under the Incentive Stock Plan are not determinable. Compensation paid and other benefits granted to certain executive officers of Hexcel for the 1999 fiscal year are set forth above in the section entitled "EXECUTIVE COMPENSATION."

                THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE
               APPROVAL AND ADOPTION OF THE INCENTIVE STOCK PLAN
                       THE MANAGEMENT STOCK PURCHASE PLAN

GENERAL

    On May 22, 1997, the stockholders of Hexcel approved the Management Stock Purchase Plan (the "Unamended Plan"). On February 3, 2000, the Board of Directors approved certain amendments thereto, subject to stockholder approval and, upon such stockholder approval, the Management Stock Purchase Plan (as so amended and restated, the "Management Stock Purchase Plan") will replace the Unamended Plan. Any awards previously granted under the Unamended Plan will remain outstanding pursuant to its terms.

    The Management Stock Purchase Plan is being submitted to shareholders in view of, among other things, the proposed increase in the number of shares of Hexcel Common subject to the provisions of the Management Stock Purchase Plan.

    The following description of the Management Stock Purchase Plan is not intended to be complete and is qualified in its entirety by the complete text of the Management Stock Purchase Plan, a copy of which is included as Annex B to this Proxy Statement.

DESCRIPTION OF THE PRINCIPAL FEATURES OF THE PLAN

AUTHORIZED SHARES

    As amended and restated, the Management Stock Purchase Plan authorizes an additional 200,000 shares of Hexcel Common to the number of shares authorized under the Unamended Plan. There were 34,746 shares remaining available for new awards under the Unamended Plan immediately prior to February 3, 2000. Upon approval by the stockholders, the aggregate number of shares authorized under the Management Stock Purchase Plan, subject to adjustment as provided in the Management Stock

Purchase Plan, will be 350,000 of which 234,746 will be available for issuances not covered by outstanding awards.

PURPOSES

    The purposes of the Management Stock Purchase Plan are (i) to attract and retain highly qualified executives, (ii) to align executive and stockholder long-term interests, and (iii) to enable executives to purchase stock by using a portion of their annual incentive compensation so that they can develop and maintain a substantial stock ownership position in Hexcel.

ADMINISTRATION

    The Plan will be administered by the Executive Compensation Committee of the Board of Directors (the "Committee"). The Committee has the authority to grant Restricted Stock Units (as such term is defined in Section 5 of the Management Stock Purchase Plan). The Committee has the authority to interpret and construe the provisions of the Management Stock Purchase Plan and may establish, among other things, the time at which Restricted Stock Units shall be granted and the number of Restricted Stock Units to be covered by each grant.

ELIGIBILITY

    Any officer or key management employee of Hexcel or its subsidiaries selected by the Committee to participate in Hexcel's Management Incentive Compensation Plan can participate in the Management Stock Purchase Plan ("Eligible Employees"). It is currently estimated that up to approximately 20 employees will be eligible to participate in the Management Stock Purchase Plan.

GRANT OF RESTRICTED STOCK UNITS

    Eligible Employees can elect to receive up to fifty (50%) percent of their annual bonus under the Management Incentive Compensation Plan as Restricted Stock Units. This is called a "purchase" of the Restricted Stock Units. The price of each Restricted Stock Unit will be eighty (80%) percent of its average fair market value over the five trading days preceding the date of purchase.

    Restricted Stock Units generally cannot be sold or transferred for a three-year period commencing on the date of purchase (the "Restricted Period"), but the Restricted Period ends immediately in the event of a "change in control" of Hexcel or certain employment termination events (as such terms and events are defined in the Management Stock Purchase Plan).

VESTING

    One-third ( 1/3) of the Restricted Stock Units purchased on a given date will generally vest on each of the first three anniversaries of the date of purchase; however, all Restricted Stock Units will immediately become completely vested upon the occurrence of a "change in control" or certain employment termination events (as such terms are defined and discussed in the Management Stock Purchase Plan).

AMENDMENT AND TERMINATION

    The Committee has the authority to terminate the Management Stock Purchase Plan or make such modifications or amendments to the Management Stock Purchase Plan as it may deem advisable. No amendment to the Management Stock Purchase Plan which requires stockholder approval under applicable law, rule or regulation shall become effective without the approval of Hexcel's stockholders. In addition, no termination or amendment of the Management Stock Purchase Plan may adversely affect the rights of a participant under an outstanding grant without the consent of such participant.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

    The following discussion is a brief summary of certain United States federal income tax consequences under current federal income tax laws relating to awards under the Management Stock Purchase Plan. This summary is not intended to be exhaustive and, among other things, does not describe state, local or foreign income and other tax consequences. ACCORDINGLY, PARTICIPANTS IN THE MANAGEMENT STOCK PURCHASE PLAN SHOULD CONSULT THEIR RESPECTIVE TAX ADVISORS IN DETERMINING THE TAX CONSEQUENCES OF SUCH PARTICIPATION. Generally, no income will be recognized at the time Restricted Stock Units are granted to a participant in accordance with the terms of the Management Stock Purchase Plan. Such participant will generally be required to include in ordinary income, as compensation, the fair market value of such Restricted Stock Units upon the lapse of the forfeiture provisions applicable thereto (without any deduction of pre-tax amounts used to purchase such Restricted Stock Units).

PLAN BENEFITS

    Grants under the Management Stock Purchase Plan vary depending on the decision of a participant to elect to receive RSUs and the amount of the participant's annual bonus award. Therefore, benefits under the Management Stock Purchase Plan are not determinable. Compensation paid and other benefits granted to certain executive officers of Hexcel for the 1999 fiscal year are set forth above in the section entitled "EXECUTIVE COMPENSATION."

           THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE APPROVAL
               AND ADOPTION OF THE MANAGEMENT STOCK PURCHASE PLAN
                            SECTION 16(A) BENEFICIAL
                         OWNERSHIP REPORTING COMPLIANCE

    Section 16(a) of the Exchange Act requires Hexcel's directors and executive officers, and persons who own more than ten percent of a registered class of Hexcel's equity securities, to file with the Commission initial reports of ownership and reports of changes in ownership of Hexcel Common and other equity securities of Hexcel. Executive officers, directors, and greater than ten percent stockholders are required by Commission regulations to furnish Hexcel with copies of all Section 16(a) forms they file. To Hexcel's knowledge, based solely on a review of the copies of such reports furnished to Hexcel and representations that no other reports were required, for the fiscal year ended December 31, 1999, all Section 16(a) filing requirements applicable to its executive officers, directors and greater than ten percent stockholders were complied with, except as follows: (1) One inadvertent late filing in April, 1999 by Wayne Pensky of a Form 4 due in March 1999 relating to the grant of 910 nonqualified stock options and the award of 327 PARS and 3,143 RSUs; (2) one inadvertent late filing in April, 1999 by Michael Carpenter of a Form 4 due in March 1999 relating to the grant of 250 nonqualified stock options and the award of 90 PARS and 888 RSUs; (3) one inadvertent late filing in April, 1999 by David Tanonis of a Form 4 due in March 1999 relating to the grant of 2,300 nonqualified stock options and the award of 829 PARS and 1,252 RSUs; (4) one inadvertent late filing in April, 1999 by Joseph Shaulson of a Form 4 due in March 1999 relating to the award of 4,518 RSUs; and (5) one inadvertent late filing in January 2000 by Robert S. Evans of an amended Form 3 disclosing ownership of 3,500 shares of Hexcel Common.

                                 OTHER MATTERS

    As of the date of this Proxy Statement, the Board of Directors does not know of any other matters to be presented for action by the stockholders at the Annual Meeting. However, if any other matters not known are properly brought before the Annual Meeting, proxies will be voted at the discretion of the proxy holders and in accordance with their judgment on such matters.

                             STOCKHOLDER PROPOSALS

    Any proposal that a Hexcel stockholder intends to present at the 2001 Annual Meeting of Stockholders of Hexcel must be submitted to the Secretary of Hexcel at its offices, Two Stamford Plaza, 281 Tresser Boulevard, Stamford, Connecticut 06901-3238, no later than December 2, 2000 in order to be considered for inclusion in the Proxy Statement relating to that meeting.

                              INDEPENDENT AUDITORS

    A representative of PricewaterhouseCoopers LLP, Hexcel's independent auditors, is expected to be present at the Annual Meeting. The representative will have an opportunity to make a statement if he desires to do so and will be available to answer appropriate questions from stockholders.

                                 ANNUAL REPORT

    Hexcel's Annual Report to Stockholders containing audited financial statements for the year ended December 31, 1999, is being mailed herewith to all stockholders of record. Additional copies are available without charge on request. Requests should be addressed to the Secretary, Hexcel Corporation, Two Stamford Plaza, 281 Tresser Boulevard, Stamford Connecticut, 06901-3238.

                                          HEXCEL CORPORATION

Stamford, Connecticut
March 31, 2000

                                                                         ANNEX A

                               HEXCEL CORPORATION
                              INCENTIVE STOCK PLAN
                    AS AMENDED AND RESTATED FEBRUARY 3, 2000

I.  PURPOSE

    This Incentive Stock Plan, as approved by the stockholders of the Corporation on May 22, 1997 and as amended December 11, 1997, March 25, 1999 and December 2, 1999, subject to approval by the stockholders of the Corporation is hereby amended and restated as set forth herein (and as so amended and restated, the "Plan"). The Plan is intended to attract, retain and provide incentives to Employees, officers, Directors and consultants of the Corporation, and to thereby increase overall stockholders' value. The Plan generally provides for the granting of stock, stock options, stock appreciation rights, restricted shares, other stock-based awards or any combination of the foregoing to the eligible participants.

II. DEFINITIONS

    (a) "Award" includes, without limitation, stock options (including Director Options and incentive stock options within the meaning of Section 422(b) of the Code) with or without stock appreciation rights, dividend equivalent rights, stock awards, restricted share awards, or other awards that are valued in whole or in part by reference to, or are otherwise based on, the Common Stock ("other Common Stock-based Awards"), all on a stand-alone, combination or tandem basis, as described in or granted under this Plan.

    (b) "Award Agreement" means a written agreement setting forth the terms and conditions of each Award made under this Plan.

    (c) "Beneficial Owner" (and variants thereof) shall have the meaning given in Rule 13d-3 promulgated under the Exchange Act.

    (d) "Board" means the Board of Directors of the Corporation.

    (e) "Ciba" shall mean Ciba Specialty Chemicals Holding, Inc., a Swiss corporation, together with its affiliates holding Corporation voting securities pursuant to Section 4.01(b) of the Governance Agreement.

    (f) "Code" means the Internal Revenue Code of 1986, as amended from time to time.

    (g) "Committee" means the Executive Compensation Committee of the Board or such other committee of the Board as may be designated by the Board from time to time to administer this Plan.

    (h) "Common Stock" means the $.01 par value common stock of the Corporation.

    (i) "Corporation" means Hexcel Corporation, a Delaware corporation.

    (j) "Director" means a member of the Board.

    (k) "Director Option" means a stock option granted pursuant to Section VII hereof to a Director.

    (l) "Director Optionee" means a recipient of an Award of a Director Option.

    (m) "Employee" means an employee of the Corporation or a Subsidiary.

    (n) "Exchange Act" means the Securities Exchange Act of 1934, as amended.

    (o) "Fair Market Value" means the closing price for the Common Stock as reported in publications of general circulation from the New York Stock Exchange Consolidated Transactions Tape on such date, or, if there were no sales on the valuation date, on the next preceding date on which such closing price was recorded; provided, however, that the Committee may specify some other definition of Fair Market Value in good faith with respect to any particular Award.

    (p) "Governance Agreement" shall have the meaning given in the Strategic Alliance Agreement.

    (q) "Participant" means an Employee, officer, Director or consultant who has been granted an Award under the Plan.

    (r) "Person" shall have the meaning given in Section 3(a)(9) of the Exchange Act, as modified and used in Sections 13(d) and 14(d) of the Exchange Act, but excluding Ciba for so long as Ciba is subject to the restrictions imposed by the Governance Agreement.

    (s) "Plan Year" means a calendar year.

    (t) "Strategic Alliance Agreement" shall mean the Strategic Alliance Agreement among the Corporation, Ciba-Geigy Limited and Ciba-Geigy Corporation, dated as of September 29, 1995, as amended.

    (u) "Subsidiary" means any corporation or other entity, whether domestic or foreign, in which the Corporation has or obtains, directly or indirectly, a proprietary interest of more than 50% by reason of stock owneship or otherwise.

III. ELIGIBILITY

    Any Employee, officer, Director or consultant of the Corporation or Subsidiary selected by the Committee is eligible to receive an Award pursuant to
Section VI hereof. Additionally, Directors described in Section VII(a) hereof are eligible to receive Awards of Director Options pursuant to Section VII.

IV. PLAN ADMINISTRATION

    (a) Except as otherwise determined by the Board, the Plan shall be administered by the Committee. The Board, or the Committee to the extent determined by the Board, shall periodically make determinations with respect to the participation of Employees, officers, Directors and consultants in the Plan and, except as otherwise required by law or this Plan, the grant terms of Awards, including vesting schedules, price, restriction or option period, dividend rights, post-retirement and termination rights, payment alternatives such as cash, stock, contingent awards or other means of payment consistent with the purposes of this Plan, and such other terms and conditions as the Board or the Committee deems appropriate which shall be contained in an Award Agreement with respect to a Participant.

    (b) The Committee shall have authority to interpret and construe the provisions of the Plan and any Award Agreement and make determinations pursuant to any Plan provision or Award Agreement which shall be final and binding on all persons. No member of the Committee shall be liable for any action or determination made in good faith, and the members shall be entitled to indemnification and reimbursement in the manner provided in the Corporation's Certificate of Incorporation, as it may be amended from time to time.

    The Committee shall have the authority at the time of the grant of any Award to provide for the conditions and circumstances under which such Award shall be forfeited. The Committee shall have the authority to accelerate the vesting of any Award and the time at which any Award becomes exercisable. The Committee shall have the authority to cancel an Award (with the consent of the Participant holding such Award) on such terms and conditions as the Committee shall determine.

V.  CAPITAL STOCK SUBJECT TO THE PROVISIONS OF THIS PLAN

    (a) The capital stock subject to the provisions of this Plan shall be shares of authorized but unissued Common Stock and shares of Common Stock held as treasury stock. Subject to adjustment in accordance with the provisions of
Section XI, and subject to Section V(c) below, the maximum number of shares of Common Stock that shall be available for grants of Awards under this Plan shall be 7,991,251.

    (b) The grant of a restricted share Award shall be deemed to be equal to the maximum number of shares which may be issued under the Award. Awards payable only in cash will not reduce the number of shares available for Awards granted under the Plan.

    (c) There shall be carried forward and be available for Awards under the Plan, in addition to shares available for grant under paragraph (a) of this
Section V, all of the following: (i) shares represented by Awards which are cancelled, forfeited, surrendered, terminated, paid in cash or expire unexercised; and (ii) the excess amount of variable Awards which become fixed at less than their maximum limitations.

VI. DISCRETIONARY AWARDS UNDER THIS PLAN

    As the Board or Committee may determine, the following types of Awards and other Common Stock-based Awards may be granted under this Plan on a stand-alone, combination or tandem basis:

    (a) STOCK OPTION. A right to buy a specified number of shares of Common Stock at a fixed exercise price during a specified time, all as the Committee may determine.

    (b) INCENTIVE STOCK OPTION. An Award which may be granted only to Employees in the form of a stock option which shall comply with the requirements of Code
Section 422 or any successor section as it may be amended from time to time. The exercise price of any incentive stock option shall not be less than 100% of the Fair Market Value of the Common Stock on the date of grant of the incentive stock option Award. Subject to adjustment in accordance with the provisions of
Section XI, the aggregate number of shares which may be subject to incentive stock option Awards under this Plan shall not exceed the maximum number of shares provided in paragraph (a) of Section V above. To the extent that the aggregate Fair Market Value of Common Stock with respect to which options intended to be incentive stock options are exercisable for the first time by any individual during any calendar year exceeds $100,000, such options shall be treated as options which are not incentive stock options.

    (c) STOCK OPTION IN LIEU OF COMPENSATION ELECTION. A right given with respect to a year to a Director, officer or key Employee to elect to exchange annual retainers, fees or compensation for stock options.

    (d) STOCK APPRECIATION RIGHT. A right which may or may not be contained in the grant of a stock option or incentive stock option to receive the excess of the Fair Market Value of a share of Common Stock on the date the option is surrendered over the option exercise price or other specified amount contained in the Award Agreement.

    (e) RESTRICTED SHARES. A transfer of Common Stock to a Participant subject to forfeiture until such restrictions, terms and conditions as the Committee may determine are fulfilled.

    (f) DIVIDEND OR EQUIVALENT. A right to receive dividends or their equivalent in value in Common Stock, cash or in a combination of both with respect to any new or previously existing Award.

    (g)  STOCK AWARD. An unrestricted transfer of ownership of Common Stock.

    (h) OTHER STOCK-BASED AWARDS. Other Common Stock-based Awards which are related to or serve a similar function to those Awards set forth in this
Section VI.

VII. FORMULA AWARDS UNDER THIS PLAN

    In addition to discretionary Awards (including, without limitation, options) that may be granted to Directors pursuant to Section VI hereof, Director Options shall be granted as provided below:

    (a)  GRANTS OF DIRECTOR OPTIONS.

        (i) With respect to any individual who becomes a Director and who is not also a full-time employee of the Corporation or any Subsidiary (provided such individual has not previously received a grant pursuant to this
    Section VII(a)(i)), such individual shall be granted, as of the date of election or appointment as a Director, a Director Option to acquire 10,000 shares of Common Stock upon the terms and subject to the conditions set forth in the Plan and this Section VII.

        (ii) Immediately after each annual meeting of stockholders of the Corporation each Director who is not on such date also a full-time employee of the Corporation or any Subsidiary shall be granted a Director Option to acquire 2,000 shares of Common Stock upon the terms and subject to the conditions set forth in the Plan and this Section VII.

        (iii)  If on any date when Options are to be granted pursuant to
    Section VII(a)(i) or (ii) the total number of shares of Common Stock as to which Director Options are to be granted exceeds the number of shares of Common Stock remaining available under the Plan, there shall be a PRO RATA reduction in the number of shares of Common Stock as to which each Director Option is granted on such day.

    (b)  TERMS OF DIRECTOR OPTIONS.

        The terms of each Director Option granted under this Section VII shall be determined by the Board consistent with the provisions of the Plan, including the following:

        (i) The purchase price of the shares of Common Stock subject to each Director Option shall be equal to the Fair Market Value of such shares on the date such option is granted.

        (ii) Each Director Option shall be exercisable as to one-third of the shares subject thereto immediately upon the grant of the option and as to an additional one-third of such shares on the first and second anniversaries of the date of such grant.

        (iii) Each Director Option shall expire ten years after the granting thereof. Each Director Option shall be subject to earlier expiration as expressly provided in Section VII(c) hereof.

    (c)  DISABILITY, DEATH OR TERMINATION OF DIRECTOR STATUS; CHANGE IN CONTROL.

        (i) If a Director Optionee ceases to be a Director for any reason other than his disability or death, each Director Option held by him to the extent exercisable on the effective date of his ceasing to be a Director shall remain exercisable until the earlier to occur of (i) the first anniversary of such effective date and (ii) the expiration of the stated term of the Director Option; provided, however, that if the Director Optionee is removed, withdraws or otherwise ceases to be a Director due to his fraud, dishonesty or intentional misrepresentation in connection with his duties as a Director or his embezzlement, misappropriation or conversion of assets or opportunities of the Corporation or any Subsidiary, all unexercised Director Options held by the Director Optionee shall expire forthwith. Each Director Option held by the Director Optionee to the extent not exercisable on the effective date of his ceasing to be a Director for any reason other than his disability or death shall expire forthwith.

        (ii) If a Director Optionee ceases to be a Director as a result of his disability or death, each Director Option held by him to the extent that the Director Option is exercisable on the effective date of his ceasing to be a Director shall remain exercisable by the Director Optionee or the Director Optionee's executor, administrator, legal representative or beneficiary, as the case may be, until the earlier to occur of (x) the third anniversary of such effective date and (y) the expiration of the stated term of the Director Option. Each Director Option held by the Director Optionee to the extent not exercisable on the effective date of his ceasing to be a Director as a result of his disability or death shall expire forthwith.

        (iii) In the event of a Change in Control (as hereinafter defined) while a Director Optionee is a Director, each Director Option held by the Director Optionee to the extent not then exercisable shall thereupon become exercisable. If a Change in Control occurs on or before the effective date of a Director Optionee's ceasing to be a Director, the provisions of this subsection (iii) shall govern with respect to the exercisability of the Director Options held by him as of the date on which the Director Optionee ceases to be a Director and the provisions of subsection (i) or (ii) of this
    Section VII(c) shall govern with respect to the period of time during which such Director Options shall remain exercisable. For purposes of this subsection (iii), "Change in Control" shall mean any of the following events:

           (1)(a) any Person is or becomes the Beneficial Owner of 20% or more of either (i) the then outstanding Common Stock of the Corporation (the "Outstanding Common Stock") or (ii) the combined voting power of the then outstanding securities entitled to vote generally in the election of directors of the Corporation (the "Total Voting Power"); excluding, however, the following: (A) any acquisition by the Corporation or any of its affiliates or (B) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Corporation or any of its affiliates and (b) Ciba beneficially owns, in the aggregate, a lesser percentage of the Total Voting Power than such Person beneficially owns; or

           (2) a change in the composition of the Board such that the individuals who, as of February 3, 2000, constitute the Board (such individuals shall be hereinafter referred to as the "Incumbent Directors") cease for any reason to constitute at least a majority of the Board; provided, however, for purposes of this definition, that any individual who becomes a director subsequent to such effective date, whose election, or nomination for election by the Corporation's stockholders, was made or approved pursuant to the Governance Agreement or by a vote of at least a majority of the Incumbent Directors (or directors whose election or of a person or legal entity other than the Board shall not be considered a member of the Incumbent Board; or

           (3) the approval by the stockholders of the Corporation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Corporation ("Corporate Transaction"); excluding, however, such a Corporate Transaction
       (a) pursuant to which all or substantially all of the individuals and entities who are the beneficial owners, respectively, of the Outstanding Common Stock and Total Voting Power immediately prior to such Corporate Transaction will beneficially own, directly or indirectly, more than 50%, respectively, of the outstanding common stock and the combined voting power of the then outstanding securities entitled to vote generally in the election of directors of the company resulting from such Corporate Transaction (including, without limitation, a corporation which as a result of such transaction owns the Corporation or all or substantially all of the Corporation's assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership immediately prior to such Corporate Transaction of the Outstanding Common Stock and Total Voting Power, as the case may be, or (b) after which no Person beneficially owns a greater percentage of the combined voting power of the then outstanding securities entitled to vote generally in the election of directors of such corporation than does Ciba; or

           (4) Ciba shall become the Beneficial Owner of more than 57.5% of the Total Voting Power; or

           (5) the approval by the stockholders of the Corporation of a complete liquidation or dissolution of the Corporation.

VIII.  AWARD AGREEMENTS

    Each Award under the Plan shall be evidenced by an Award Agreement setting forth the terms and conditions of the Award and executed by the Corporation and Participant.

IX. OTHER TERMS AND CONDITIONS

    (a) ASSIGNABILITY. Unless provided to the contrary in any Award, no Award shall be assignable or transferable except by will, by the laws of descent and distribution and during the lifetime of a Participant, the Award shall be exercisable only by such Participant. No Award granted under the Plan shall be subject to execution, attachment or process.

    (b) TERMINATION OF EMPLOYMENT OR OTHER RELATIONSHIP. The Committee shall determine the disposition of the grant of each Award in the event of the retirement, disability, death or other termination of a Participant's employment or other relationship with the Corporation or a Subsidiary.

    (c) RIGHTS AS A STOCKHOLDER. A Participant shall have no rights as a stockholder with respect to shares covered by an Award until the date the Participant is the holder of record. No adjustment will be made for dividends or other rights for which the record date is prior to such date.

    (d) NO OBLIGATION TO EXERCISE. The grant of an Award shall impose no obligation upon the Participant to exercise the Award.

    (e) PAYMENTS BY PARTICIPANTS. The Committee may determine that Awards for which a payment is due from a Participant may be payable: (i) in U.S. dollars by personal check, bank draft or money order payable to the order of the Corporation, by money transfers or direct account debits; (ii) through the delivery or deemed delivery based on attestation to the ownership of shares of Common Stock with a Fair Market Value equal to the total payment due from the Participant; (iii) pursuant to a "cashless exercise" program if established by the Corporation; (iv) by a combination of the methods described in (i) through
(iii) above; or (v) by such other methods as the Committee may deem appropriate.

    (f) WITHHOLDING. Except as otherwise provided by the Committee, (i) the deduction of withholding and any other taxes required by law will be made from all amounts paid in cash and (ii) in the case of payments of Awards in shares of Common Stock, the Participant shall be required to pay the amount of any taxes required to be withheld prior to receipt of such stock, or alternatively, a number of shares the Fair Market Value of which equals the amount required to be withheld may be deducted from the payment.

    (g) MAXIMUM AWARDS. The maximum number of shares of Common Stock that may be issued to any single Participant pursuant to options under this Plan is equal to the maximum number of shares provided for in paragraph (a) of Section V.

X. TERMINATION, MODIFICATION AND AMENDMENTS

    (a) The Committee may at any time terminate the Plan or from time to time make such modifications or amendments of the Plan as it may deem advisable; provided, however, that no amendments to the Plan which require stockholder approval under applicable law, rule or regulation shall become effective unless the same shall be approved by the requisite vote of the Corporation's stockholders.

    (b) No termination, modification or amendment of the Plan may adversely affect the rights conferred by an Award without the consent of the recipient thereof.

XI. RECAPITALIZATION

    The aggregate number of shares of Common Stock as to which Awards may be granted to Participants, the number of shares thereof covered by each outstanding Award, and the per share price thereof set forth in each outstanding Award, shall all be proportionately adjusted for any increase or decrease in the number of issued shares of Common Stock resulting from a subdivision or consolidation of shares or other capital adjustment, or the payment of a stock dividend or other increase or decrease in such shares, effected without receipt of consideration by the Corporation, or other change in corporate or capital structure; provided, however, that any fractional shares resulting from any such adjustment shall be eliminated. The Committee shall also make the foregoing changes and any other changes, including changes in the classes of securities available, to the extent it is deemed necessary or desirable to preserve the intended benefits of the Plan for the Corporation and the Participants in the event of any other reorganization, recapitalization, merger, consolidation, spin-off, extraordinary dividend or other distribution or similar transaction.

XII. NO RIGHT TO EMPLOYMENT

    Except as provided in Section VII with respect to Director Options, no person shall have any claim or right to be granted an Award, and the grant of an Award shall not be construed as giving a Participant the right to be retained in the employ of, or in the other relationship with, the Corporation or a Subsidiary. Further, the Corporation and each Subsidiary expressly reserve the right at any time to dismiss a Participant free from any liability, or any claim under the Plan, except as provided herein or in any Award Agreement issued hereunder or in any other agreement applicable between a Participant and the Corporation or a Subsidiary.

XIII. GOVERNING LAW

    To the extent that federal laws do not otherwise control, the Plan shall be construed in accordance with and governed by the laws of the State of Delaware.

XIV. SAVINGS CLAUSE

    This Plan is intended to comply in all aspects with applicable laws and regulations. In case any one more of the provisions of this Plan shall be held invalid, illegal or unenforceable in any respect under applicable law and regulation, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby and the invalid, illegal or unenforceable provision shall be deemed null and void; however, to the extent permissible by law, any provision which could be deemed null and void shall first be construed, interpreted or revised retroactively to permit this Plan to be construed in compliance with all applicable laws so as to foster the intent of this Plan.

XV. EFFECTIVE DATE AND TERM

    The Hexcel Corporation Incentive Stock Plan is hereby amended and restated herein as of February 3, 2000. The effectiveness of such amendment and restatement is subject to approval by the stockholders of the Corporation and, upon such approval, the Plan shall replace the Incentive Stock Plan, but all Awards granted under the Incentive Stock Plan shall remain outstanding pursuant to the terms thereof.

    AWARDS GRANTED UNDER THE PLAN PRIOR TO SUCH APPROVAL SHALL BE SUBJECT TO SUCH APPROVAL. THE PLAN SHALL TERMINATE ON FEBRUARY 2, 2010. NO AWARDS SHALL BE GRANTED AFTER THE TERMINATION OF THE PLAN.

                                                                         ANNEX B

                               HEXCEL CORPORATION
                         MANAGEMENT STOCK PURCHASE PLAN
                            AS AMENDED AND RESTATED
                                FEBRUARY 3, 2000

I.  PURPOSES

    The Management Stock Purchase Plan, as approved by the stockholders of the Corporation on May 22, 1997 and as amended March 25, 1999 and December 2, 1999, subject to approval by the stockholders of the Corporation is hereby amended and restated as set forth herein (and as so amended and restated, the "Plan"). The purposes of the Plan are to attract and retain highly-qualified executives, to align executive and stockholder long-term interests by creating a direct link between annual incentive executive compensation and stockholder return and to enable executives to purchase stock by using a portion of their annual incentive compensation so that they can develop and maintain a substantial stock ownership position in Hexcel Corporation (the "Corporation").

II. DEFINITIONS

    As used in this Plan, the following words and phrases shall have the meanings indicated:

    (a) "Agreement" shall mean an agreement entered into between the Corporation and a Participant in connection with a grant under the Plan.

    (b) "Annual Bonus" shall mean the bonus earned by a Participant for any Corporation fiscal year under the Annual Plan.

    (c) "Annual Plan" shall mean the Hexcel Corporation Management Incentive Compensation Plan or any substitute plan, as amended from time to time.

    (d) "Beneficial Owner" (and variants thereof) shall have the meaning given in Rule 13d-3 promulgated under the Exchange Act.

    (e) "Board" shall mean the Board of Directors of the Corporation.

    (f) "Cause" shall mean (i) the willful and continued failure by the Participant to substantially perform the Participant's duties with the Corporation (other than any such failure resulting from the Participant's incapacity due to physical or mental illness) after a written demand for substantial performance is delivered to the Participant by the Corporation, which demand specifically identifies the manner in which the Corporation believes that the Participant has not substantially performed the Participant's duties, or (ii) the willful engaging by the Participant in conduct which is demonstrably and materially injurious to the Corporation or its subsidiaries, monetarily or otherwise. For purposes of clauses (i) and (ii) of this definition, no act, or failure to act, on the Participant's part shall be deemed "willful" unless done, or omitted to be done, by the Participant not in good faith and without reasonable belief that the Participant's act, or failure to act, was in the best interest of the Corporation.

    (g) "Change in Control" shall have the meaning given in Article 6 hereof.

    (h) "Ciba" shall mean Ciba Specialty Chemicals Holding, Inc., a Swiss corporation, together with its affiliates holding Corporation voting securities pursuant to Section 4.01(b) of the Governance Agreement.

    (i) "Code" shall mean the Internal Revenue Code of 1986, as amended from time to time.

    (j) "Committee" shall mean the Executive Compensation Committee of the Board or such other committee of the Board as may be designated by the Board.

    (k) "Corporation" shall mean Hexcel Corporation, a corporation organized under the laws of the State of Delaware, or any successor corporation.

    (l) "Disability" shall mean that, as a result of the Participant's incapacity due to physical or mental illness or injury, the Participant shall not have performed all or substantially all of the Participant's usual duties as an employee for a period of more than one-hundred-fifty
       (150) days in any period of one-hundred-eighty (180) consecutive days.

    (m) "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

    (n) "Fair Market Value" per share of Stock shall be the average of the closing prices on the NYSE Consolidated Transactions Tape for the five trading days immediately preceding the relevant valuation date and "Fair Market Value" of a Restricted Stock Unit on any valuation date shall be deemed to be equal to the Fair Market Value of a share of Stock on such valuation date.

    (o) "Governance Agreement" shall have the meaning given in the Strategic Alliance Agreement.

    (p) "Participant" shall mean a person who receives a grant of Restricted Stock Units under the Plan; all such grants are sometimes referred to herein as "purchases".

    (q) "Person", as used in Article 6 hereof, shall have the meaning given in
       Section 3(a)(9) of the Exchange Act, as modified and used in Sections 13(d) and 14(d) of the Exchange Act, but excluding Ciba for so long as Ciba is subject to the restrictions imposed by the Governance Agreement.

    (r) "Plan" means this Hexcel Corporation Management Stock Purchase Plan, as amended from time to time.

    (s) "Restricted Period" shall have the meaning given in Sections 5(c) and 5(h) hereof.

    (t) "Restricted Stock Unit" or "Restricted Stock Units" shall have the meaning given in Section 5 hereof.

    (u) "Retirement" shall mean the termination of a Participant's employment (other than by reason of death or Cause) which occurs either (i) at or after age 65 or (ii) at or after age 55 after five (5) years of employment by the Corporation (or a Subsidiary thereof).

    (v) "Stock" shall mean shares of the common stock of the Corporation, par value $.01 per share.

    (w) "Strategic Alliance Agreement" shall mean the Strategic Alliance Agreement among Hexcel Corporation, Ciba-Geigy Limited and Ciba-Geigy Corporation, dated as of September 29, 1995, as amended.

    (x) "Subsidiary" shall mean any subsidiary of the Corporation (whether or not a subsidiary at the date the Plan is adopted) which is designated by the Committee to participate in the Plan.

    (y) "Term" shall have the meaning given in Article 14 hereof.

III. STOCK

    The maximum number of shares of the Stock which shall be reserved for the grant of Restricted Stock Units under the Plan shall be 350,000, which number shall be subject to adjustment as provided in Article 7 hereof. Such shares may be either authorized but unissued shares or shares that shall have been or may be reacquired by the Corporation.

    If any outstanding grant of Restricted Stock Units under the Plan should, for any reason be cancelled or be forfeited before all its restrictions lapse, the shares of Stock allocable to the cancelled or terminated portion of such grant shall (unless the Plan shall have been terminated) become available for subsequent grants under the Plan.

IV. ELIGIBILITY

    During the Term of the Plan any Participant in the Annual Plan (who has been designated by the Committee as a Participant in this Plan) can elect to receive up to fifty (50%) percent of the Participant's Annual Bonus in Restricted Stock Units granted pursuant to, and subject to the terms and conditions of, this Plan. Except as otherwise provided by the Committee in its discretion with respect to the first fiscal year of the Corporation in which (i) the Plan is in effect or (ii) a Participant participates in the Plan, any such election by a Participant must be made at least six months prior to the day the amount of the Participant's Annual Bonus is finally determined under the Annual Plan. Since the Restricted Stock Units are "purchased" with part or all of the Annual Bonus, all Restricted Stock Unit grants under this Plan are sometimes referred to herein as "purchases." For purposes of the Plan, the date of purchase of a Restricted Stock Unit shall be deemed to be the date the Annual Bonus (from which the purchase funds are derived) is payable.

V.  RESTRICTED STOCK UNITS

    Each grant of Restricted Stock Units under the Plan shall be evidenced by a written agreement between the Corporation and the Participant, in such form as the Committee shall from time to time approve, and shall comply with the following terms and conditions (and with such other terms and conditions not inconsistent with the terms of this Plan as the Committee, in its discretion, shall establish):

    (a) NUMBER OF RESTRICTED STOCK UNITS. Each agreement shall state the number of Restricted Stock Units to be subject to a grant.

    (b) PRICE. The price of each Restricted Stock Unit purchased under the Plan shall be eighty (80%) percent of its Fair Market Value on the date of purchase. Notwithstanding any other provision of the Plan, in no event shall the price per Restricted Stock Unit be less than the par value per share of Stock.

    (c) NORMAL VESTING; NORMAL END OF RESTRICTED PERIOD. Subject to
       Section 5(d) hereof, one-third ( 1/3) of Restricted Stock Units purchased on a given date shall vest on each of the first three anniversaries of the date of purchase, but the Restricted Period of all Restricted Stock Units purchased on that date shall end on the third anniversary thereof.

    (d) ACCELERATION OF VESTING AND END OF RESTRICTED PERIOD. Notwithstanding
       Section 5(c) hereof, a Participant's Restricted Stock Units shall immediately become completely vested and their respective Restricted Periods shall end upon the first to occur of (x) a Change in Control,
       (y) the involuntary termination of the Participant's employment without Cause, or (z) the termination of a Participant's employment by reason of Retirement or the Participant's death or Disability. Additionally, the Committee shall have the authority to vest any or all of a Participant's Restricted Stock Units and to end their respective Restricted Periods at such earlier time or times and on such terms and conditions as the Committee shall deem appropriate.

    (e) PAYMENT AT END OF RESTRICTED PERIOD. Upon the end of the Restricted Period with respect to a Restricted Stock Unit, the Participant (or the Participant's estate, in the event of the Participant's death) will receive payment of all the Participant's Restricted Stock Units in the form of an equal number of unrestricted shares of Stock.

    (f) TERMINATION DURING THE RESTRICTED PERIOD AND VESTED RESTRICTED STOCK UNITS; PAYMENT. If the termination of the employment of a Participant occurs during the Restricted Period, the Participant (or the Participant's estate, in the event of the Participant's death) will receive unrestricted shares of Stock equal in number to the Participant's vested Restricted Stock Units.

    (g) TERMINATION DURING RESTRICTED PERIOD AND UNVESTED RESTRICTED STOCK UNITS; PAYMENT. If the termination of the employment of a Participant occurs during the Restricted Period, the Participant will receive a cash payment equal to eighty (80%) percent of the Fair Market Value of the Participant's unvested Restricted Stock Units on the date of their purchase.

    (h) RESTRICTIONS. Restricted Stock Units (whether or not vested) may not be sold, assigned, transferred, pledged, hypothecated or otherwise disposed of, except by will or the laws of descent and distribution, during the Restricted Period. The Committee may also impose such other restrictions and conditions on the shares as it deems appropriate.

VI. CHANGE IN CONTROL OF THE CORPORATION

    For purposes of the Plan, the term "Change in Control" shall mean any of the following events:

    (a) (i) any Person is or becomes the Beneficial Owner of 20% or more of either (x) the then outstanding common stock of the Corporation (the "Outstanding Common Stock") or (y) the combined voting power of the then outstanding securities entitled to vote generally in the election of directors of the Corporation (the "Total Voting Power"), excluding, however, the following: (1) any acquisition by the Corporation or any of its affiliates or (2) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Corporation or any of its affiliates; and (ii) Ciba Beneficially Owns, in the aggregate, a lesser percentage of the Total Voting Power than such Person Beneficially Owns; or

    (b) a change in the composition of the Board such that the individuals who, as of the date of the adoption of the Plan by the Board, constitute the Board (such individuals shall be hereinafter referred to as the "Incumbent Directors") cease for any reason to constitute at least a majority of the Board; provided, however, for purposes of this definition, that any individual who becomes a director subsequent to such date, whose election, or nomination for election by the Corporation's stockholders, was made or approved pursuant to the Governance Agreement or by a vote of at least a majority of the Incumbent Directors (or directors whose election or nomination for election was previously so approved) shall be considered a member of the Incumbent Board; but, provided, further, that any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) or other actual or threatened solicitation of proxies or consents by or on behalf of a person or legal entity other than the Board shall not be considered a member of the Incumbent Board; or

    (c) the approval by the stockholders of the Corporation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Corporation ("Corporate Transaction"); excluding, however, such a Corporate Transaction
       (i) pursuant to which all or substantially all of the individuals and entities who are the Beneficial Owners, respectively, of the Outstanding Common Stock and Total Voting Power immediately prior to such Corporate Transaction will Beneficially Own, directly or indirectly, more than 50%, respectively, of the outstanding common stock and the combined voting power of the then outstanding securities entitled to vote generally in the election of directors of the Corporation resulting from such Corporate Transaction (including, without limitation, a corporation which as a result of such transaction owns the Corporation or all or substantially all of the Corporation's assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership immediately prior to such Corporate Transaction of the Outstanding Common Stock and Total Voting Power, as the case may be, or (ii) after which no Person Beneficially Owns a greater percentage of the combined voting power of the then outstanding securities entitled to vote generally in the election of directors of such corporation than does Ciba; or

    (d) Ciba shall become the Beneficial Owner of more than 57.5% of the Total Voting Power; or

    (e) the approval by the stockholders of the Corporation of a complete liquidation or dissolution of the Corporation.

VII. RECAPITALIZATION

    The aggregate number of shares of Stock as to which Restricted Stock Units may be granted to Participants and the number of shares thereof covered by each outstanding Restricted Stock Unit, shall all be proportionately adjusted for any increase or decrease in the number of issued shares of Stock resulting from a subdivision or consolidation of shares or other capital adjustment, or the payment of a stock dividend or other increase or decrease in such shares, effected without receipt of consideration by the Corporation, or other change in corporate or capital structure; provided, however, that any fractional shares resulting from any such adjustment shall be eliminated. The Committee shall also make the foregoing changes and any other changes, including changes in the classes of securities available, to the extent it is deemed necessary or desirable to preserve the intended benefits of the Plan for the Corporation and the Participants in the event of any other reorganization, recapitalization, merger, consolidation, spin-off, extraordinary dividend or other distribution or similar transaction.

VIII.  PAYMENT OF WITHHOLDING TAXES

    Except as otherwise provided by the Committee, (i) the deduction of withholding and any other taxes required by law will be made from all amounts paid in cash and (ii) in the case of distributions in shares of Stock, the Participant shall be required to pay the amount of any taxes required to be withheld prior to receipt of such Stock, or alternatively, a number of shares the Fair Market Value of which equals the amount required to be withheld may be deducted from the shared distributed.

IX. RIGHTS AS A STOCKHOLDER

    A Participant or a transferee of a grant shall have no rights as a stockholder with respect to any shares of Stock which may become issuable pursuant to the grant until the date of the issuance of a stock certificate to him or her for such shares. No adjustment shall be made for dividends (whether ordinary or extraordinary, and whether in cash, securities or other property) or distribution of other rights for which the record date is prior to the date such stock certificate is issued, except as provided in Article 7 hereof.

X.  NO RIGHTS TO EMPLOYMENT

    No person shall have any claim or right to be a Participant in the Plan, and the grant hereunder shall not be construed as giving a Participant the right to be retained in the employ of, or in the other relationship with, the Corporation or a Subsidiary. Further, the Corporation and each Subsidiary expressly reserve the right at any time to dismiss a Participant free from any liability, or any claim under the Plan, except as provided herein or in any agreement issued hereunder or in any other agreement applicable between a Participant and the Corporation or a Subsidiary.

XI. ADMINISTRATION

    The Plan shall be administered by the Committee. The Committee shall have the authority in its discretion, subject to and not inconsistent with the express provisions of the Plan, to administer the Plan and to exercise all the powers and authorities either specifically granted to it under the Plan or necessary or advisable in the administration of the Plan, including, without limitation, the authority to grant

Restricted Stock Units; to determine the persons to whom, and the time or times at which grants shall be granted; to determine the number of Restricted Stock Units to be covered by each grant; to interpret the Plan; to prescribe, amend and rescind rules and regulations relating to the Plan; to determine the terms and provisions of the Agreements (which need not be identical) and to cancel or suspend grants, as necessary; and to make all other determinations deemed necessary or advisable for the administration of the Plan.

    The Board shall fill all vacancies, however caused, in the Committee. The Board may from time to time appoint additional members to the Committee, and may at any time remove one or more Committee members and substitute others. The Committee may appoint a chairperson and a secretary and make such rules and regulations for the conduct of its business as it shall deem advisable, and shall keep minutes of its meetings. The Committee shall hold its meetings at such times and places (and its telephonic meetings at such times) as it shall deem advisable. The Committee may delegate to one or more of its members or to one or more agents such administrative duties as it may deem advisable, and the Committee or any person to whom it has delegated duties as aforesaid may employ one or more persons to render advice with respect to any responsibility the Committee or such person may have under the Plan. All decisions, determinations and interpretations of the Committee shall be final and binding on all persons, including the Corporation, the Participant (or any person claiming any rights under the Plan from or through any Participant) and any stockholder.

    No member of the Board or Committee shall be liable for any action taken or determination made in good faith with respect to the Plan or any grant hereunder.

XII. AMENDMENT AND TERMINATION OF THE PLAN

    The Board at any time and from time to time may suspend, terminate, modify or amend the Plan; provided, however, that an amendment for which the Board determines stockholder approval is necessary or appropriate under the circumstances then prevailing shall not be effective unless approved by the requisite vote of stockholders. Except as provided in Article 7 hereof, no suspension, termination, modification or amendment of the Plan may adversely affect any grant previously made to a Participant, unless the written consent of the Participant is obtained.

XIII.  GOVERNING LAW

    The Plan and all determinations made and actions taken pursuant hereto shall be governed by the laws of the State of Delaware.

XIV.  EFFECTIVE DATE AND TERM

    The Hexcel Corporation Management Stock Purchase Plan is hereby amended and restated as of February 3, 2000. The effectiveness of such amendment and restatement is subject to approval by the stockholders of the Corporation and, upon such approval, the Plan shall replace the Management Stock Purchase Plan, but all Restricted Stock Units granted under the Management Stock Purchase Plan shall remain outstanding pursuant to the terms thereof.

    RESTRICTED STOCK UNITS GRANTED UNDER THE PLAN PRIOR TO SUCH APPROVAL SHALL BE SUBJECT TO SUCH APPROVAL. THE PLAN SHALL TERMINATE ON MARCH 31, 2010. NO RESTRICTED STOCK UNITS SHALL BE GRANTED AFTER THE TERMINATION OF THE PLAN.

                                                --------------------------------
                                                WHEN PROXY IS OKAYED PLEASE SIGN
                                                      & DATE IT ABOVE



                        PLEASE DATE, SIGN AND MAIL YOUR
                      PROXY CARD BACK AS SOON AS POSSIBLE!

                         ANNUAL MEETING OF STOCKHOLDERS
                               HEXCEL CORPORATION

                                  MAY 11, 2000


                Please Detatch and Mail in the Envelope Provided
--------------------------------------------------------------------------------


A /X/  PLEASE MARK YOUR
       VOTES AS IN THIS
       EXAMPLE.



   FOR all nominees            WITHHOLD
listed at right (except     AUTHORITY to vote
  as written to the         for all nominees
   contrary below)           listed at right

         / /                      / /              Nominees: Robert S. Evans
                                                             Marshall S. Geller
1. Election of directors (check one box only):               Walter D. Hosp
                                                             Harold E. Kinne
INSTRUCTION: To withhold authority to vote                   John J. Lee
for any individual nominee, write the                        John J. McGraw
name(s) of the nominee(s) below:                             Martin Riediker
                                                             Lewis Rubin
                                                             Stanley Sherman
----------------------------------------------               Martin L. Solomon




                                              FOR      AGAINST      ABSTAIN


2.    To approve and adopt Hexcel's           / /       / /           / /
      Incentive Stock Plan as amended
      and restated as of February 3,
      2000;

3.    To approve and adopt Hexcel's           / /       / /           / /
      Management Stock Purchase Plan as
      amended and restated as of
      February 3, 2000; and

4. To transact such other business as may properly come before the Annual Meeting and any adjournment or postponement thereof.

SHARES REPRESENTED BY ALL PROPERLY EXECUTED PROXIES WILL BE VOTED IN ACCORDANCE WITH THE INSTRUCTIONS APPEARING ON THE PROXY AND IN THE DISCRETION OF THE PROXY HOLDERS AS TO ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE ANNUAL MEETING. PROXIES WILL BE VOTED AS DIRECTED OR, IF NO CONTRARY DIRECTION IS INDICATED OR IN THE ABSENCE OF INSTRUCTIONS, WILL BE VOTED FOR EACH OF THE NOMINEES SET FORTH IN ITEM 1 , FOR ITEM 2, FOR ITEM 3 AND IN THE DISCRETION OF THE PROXY HOLDERS AS TO ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE ANNUAL MEETING.



Signature(s)                                                 DATED:       , 2000
            ----------------------------------------------         ------


Note: Please sign exactly as name(s) appear on this proxy, and date this proxy.
      If a joint account, each joint owner must sign. If signing for a corporation, partnership or as agent, attorney or fiduciary, please indicate the capacity in which you are signing.

                                                --------------------------------
                                                WHEN PROXY IS OKAYED PLEASE SIGN
                                                      & DATE IT ABOVE



                               HEXCEL CORPORATION
                               TWO STAMFORD PLAZA
                             281 TRESSER BOULEVARD
                        STAMFORD, CONNECTICUT 06901-3238

                    PROXY FOR ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD ON MAY 11, 2000
    THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF HEXCEL CORPORATION


      The undersigned stockholder of Hexcel Corporation ("Hexcel") hereby appoints John J. Lee, Stanley Sherman and Marshall S. Geller and each of them, the lawful attorneys and proxies of the undersigned, each with powers of substitution, to vote all shares of Common Stock of Hexcel held of record by the undersigned on March 13, 2000 at the Annual Meeting of Stockholders (the "Annual Meeting") to be held at the Marriott Hotel, Two Stamford Forum, Stamford, Connecticut, on May 11, 2000 at 10:30 a.m., local time, and at any and all adjournments or postponements thereof, with all the powers the undersigned would possess if personally present, upon all matters set forth in the Notice of Annual Meeting of Stockholders and Proxy Statement dated March 31, 2000, receipt of which is hereby acknowledged.


                (CONTINUED AND TO BE SIGNED ON THE REVERSE SIDE)

                                                                see reverse side